UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    RESOURCE AMERICA, INC.

(Name of Registrant as Specified In Its Charter)

    N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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RESOURCE AMERICA, INC.

One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, May 29, 2014

To the Stockholders of RESOURCE AMERICA, INC.:

Notice is hereby given that the annual meeting of stockholders of RESOURCE AMERICA, INC., a Delaware corporation, will be held at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, on Thursday, May 29, 2014, at 1:00 p.m. (the “Meeting”), for the following purposes:

1.	To elect two directors to serve three-year terms expiring at the annual meeting of stockholders in 2017.

2.	To approve a proposal to adopt the Resource America, Inc. Amended and Restated Omnibus Equity Compensation Plan.

3.	To approve, in an advisory (non-binding) vote, the Resource America, Inc. 2013 compensation program for its named executive officers.

4.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Resource America, Inc. for the fiscal year ending December 31, 2014.

5.	To transact such other business as may properly be brought before the Meeting and any adjournment thereof.

Only stockholders of record on our books at the close of business on April 8, 2014, which we refer to as the record date, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days before the Meeting at our offices at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania 19112. The stock transfer books will not be closed.

By order of the Board of Directors, Michael S. Yecies, Secretary April 15, 2014

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed proxy card. Please use the accompanying return envelope, which requires no postage if mailed in the United States.

If you plan to attend the Meeting, you need to bring a form of personal identification with you. If your stock is held of record by a bank, broker or other nominee, you also need to bring an account statement indicating that you beneficially own the shares as of the record date, or a letter from the record holder indicating that you beneficially own the shares as of the record date, and, if you wish to vote at the meeting, you must first obtain from the record holder a proxy issued in your name.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2014: The proxy statement and our 2013 annual report are available at http://phx.corporate-ir.net/phoenix.zhtml?c=73519&p=proxy.

RESOURCE AMERICA, INC.

One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 29, 2014

ABOUT THE MEETING

Solicitation of Proxies. This proxy statement and the accompanying proxy are furnished to stockholders of Resource America, Inc. in connection with the solicitation by our Board of Directors of proxies for use at the 2014 annual meeting of stockholders of Resource America, which we refer to as the Meeting, to be held on May 29, 2014, at 1:00 p.m. at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, and at any and all adjournments thereof.

Mailing Date. Resource America’s annual report on Form 10-K for the year ended December 31, 2013, including consolidated financial statements, which we refer to as our 2013 Form 10-K, the Notice of Annual Meeting, this proxy statement and the proxy card are first being sent to stockholders on or about April 15, 2014.

Who Can Vote. Only holders of record of our common stock at the close of business on April 8, 2014, will be entitled to notice of and to vote at the Meeting. Each of the 20,369,839 shares of our common stock issued and outstanding on that date is entitled to one vote on each matter that comes before the Meeting.

How to Vote - Proxy Instructions. If you are a holder of record of Resource America common stock, you may vote your shares by mailing in your proxy card. Stockholders who hold their shares in “street name” will need to obtain a voting instruction card from the institutions that hold their shares and must follow the voting procedures given by those institutions.

You may specify whether your shares should be voted for all, either or none of the nominees for director (Proposal 1); you may further specify whether your shares should be voted for, against or whether you abstain from voting on each of the following: the adoption of the Resource America, Inc. Amended and Restated Omnibus Equity Compensation Plan (the “Omnibus Plan”) (Proposal 2), the approval of our 2013 executive compensation program (Proposal 3), and the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 4).

If you do not specify how you want to vote your shares on your proxy card, and your shares are not designated as broker non-votes, we will vote them “For” the election of all nominees for director as set forth in Proposal 1 below, “For” adoption of the Omnibus Plan as set forth in Proposal 2 below, and “For” ratification of approval of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 as set forth in Proposal 4 below. If you do not specify how you want to vote your shares on Proposal 3 below, the advisory vote on the 2013 compensation program for our named executive officers, your votes will be counted as abstentions.

Broker Non-Votes. A broker “non-vote” occurs when a nominee holder, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Generally banks and brokers may vote their customers’ shares on proposals considered “routine” and may not vote their customers’ shares on proposals that are not considered “routine” if the customers have not furnished voting instructions within a specified period of time prior to the annual meeting. Proposals 1, 2 and 3 described below are not considered “routine” matters. Proposal 4 described below is considered a “routine” matter.

Revocation of Proxies. If you are a holder of record, you may revoke your proxy at any time before it is exercised in any of three ways:

1)	by submitting written notice of revocation to our Secretary;

2)	by submitting another proxy by mail that is later dated and properly signed; or

3)	by voting in person at the Meeting.

If your shares are held in street name, you must contact your broker or nominee to revoke voting instructions you have previously sent to the broker or nominee.

Quorum. A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if holders representing a majority of the votes entitled to be cast by the stockholders at the Meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Meeting for purposes of determining whether a quorum exists. Under current Nasdaq Stock Market rules, broker non-votes will be counted as present for purposes of determining the existence of a quorum, but since they are neither a vote cast in favor of, nor a vote cast opposing, a proposed action, abstentions and broker non-votes typically will not be counted as a vote cast on any matter.

Required Vote. Under Delaware law and our bylaws, a nominee who receives a plurality of the votes cast at the Meeting will be elected as a director. The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as directors. Thus, the number of shares not voted for the election of a nominee and broker non-votes will not affect the determination of whether that nominee has received the necessary votes for election. If any nominee is unable or declines to serve, proxies will be voted for the other nominee and for such person as shall be designated by the Board of Directors to replace the nominee who is unable or declines to serve. However, the Board of Directors does not anticipate that this will occur.

In order to approve the adoption of the Omnibus Plan, our 2013 compensation program for our named executive officers and the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2014, the affirmative vote of the holders of at least a majority of the shares present in person or by proxy at the Meeting is required. The number of shares not voted for approval, broker non-votes and the number of abstention votes cast will be counted as votes against these proposals.

Householding of Proxy Materials. The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold common stock directly. Requests should be addressed to American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219, Attention: Shareholder Services Department, or by calling 1-800-937-5449 (718-921-8200 for foreign stockholders). We will promptly furnish a separate copy of the proxy statement upon a written or oral request by a stockholder currently subject to householding.

Other Business. We do not intend to bring any business before the meeting other than as set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs. We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. We also have made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy soliciting materials to the beneficial owners of our common stock at our expense. No employees have been specially engaged to solicit proxies.

SECURITY OWNERSHIP

The following table sets forth the number and percentage of shares of common stock owned, as of April 8, 2014, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our present directors, (c) each of our named executive officers, and (d)

all of the named executive officers and directors as a group. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of common stock issuable pursuant to options or warrants exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

	Common stock
Beneficial owner Directors (1)	Amount and nature of beneficial ownership		Percent of class

Michael J. Bradley	39,828	(3)(4)	*
Carlos C. Campbell	69,275	(2)(3)(4)	*
Edward E. Cohen	3,086,846	(5)(8)(9)(10)(11)(12)(13)	14.56%
Jonathan Z. Cohen	3,552,699	(5)(9)(10)(11)(12)	16.73%
Donald W. Delson	0		*
Hersh Kozlov	70,031	(3)(4)	*
Robert L. Lerner	12,544		*
Andrew M. Lubin	68,000	(2)(3)(4)	*
John S. White	68,160	(2)(3)(4)	*

Non-director executive officers (1)
Jeffrey D. Blomstrom	292,399	(5)(6)(9)(10)	1.42%
Jeffrey F. Brotman	143,441	(5)(9)(10)	*
Thomas C. Elliott	238,201	(5)(7)(8)(9)	1.17%
Alan F. Feldman	291,599	(5)(9)	1.43%
Arthur J. Miller	23,970	(5)(9)	*
Michael S. Yecies	104,231	(5)(9)	*
All named executive officers and directors as a group (15 persons)	6,858,661	(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)	31.00%

Other owners of more than 5% of outstanding shares
William C. Martin/Raging Capital Management, LLC/Raging Capital Master Fund, Ltd.	1,099,069	(14)	5.40%
Donald A. Yacktman/Yacktman Asset Management L.P.	1,509,476	(15)	7.41%
Leon G. Cooperman/Omega Charitable Partnership, L.P.	1,718,018	(10)(16)	8.03%
Dimensional Fund Advisors LP	1,184,502	(17)	5.81%

*	Less than 1%
(1)	The address for all our directors and officers is One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112.
(2)	Includes vested units representing the right to receive one share of common stock per unit granted under our 1997 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts: Mr. Campbell – 34,690 units; Mr. Lubin – 34,690 units; and Mr. White – 34,690 units.
(3)	Includes vested units representing the right to receive one share of common stock per unit granted under our 2002 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts: Mr. Bradley – 22,361 units; Mr. Campbell – 26,761 units; Mr. Kozlov – 20,756 units; Mr. Lubin – 26,761 units; and Mr. White – 26,761 units.
(4)	Includes vested units representing the right to receive one share of common stock per unit granted under our 2012 Non-Employee Directors Deferred Stock and Deferred Compensation Plan in the following amounts: Mr. Bradley – 2,467 units; Mr. Campbell – 5,709 units; Mr. Kozlov – 3,275 units; Mr. Lubin – 5,709 units; and Mr. White – 5,709 units.
(5)	Includes shares allocated under our Investment Savings Plan, or 401(k) plan, in the following amounts: Mr. Blomstrom – 1,435 shares; Mr. Brotman – 114 shares; Mr. E. Cohen – 24,428 shares; Mr. J. Cohen – 52,524 shares; Mr. Elliott – 40,122 shares; Mr. Feldman – 30,432 shares; Mr. Miller – 12,978 shares; and Mr. Yecies – 8,240 shares, as to which each has voting power.
(6)	Includes shares issuable on exercise of options granted under our 1997 Key Employee Stock Option Plan in the following amount: Mr. Blomstrom – 161,890 shares.
(7)	Includes shares issuable on exercise of options granted under our 1999 Key Employee Stock Option Plan in the following amount: Mr. Elliott – 5,298 shares.
(8)	Includes shares issuable on exercise of options granted under our 2002 Key Employee Stock Option Plan in the following amounts: Mr. E. Cohen – 75,161 shares; and Mr. Elliott – 64,083 shares.

(9)	Includes shares issuable on exercise of options granted under our Omnibus Equity Compensation Plan in the following amounts: Mr. Blomstrom – 5,000 shares; Mr. Brotman – 30,000 shares; Mr. E. Cohen – 4,839 shares; Mr. J. Cohen – 275,000 shares; Mr. Elliott – 5,000 shares; Mr. Feldman – 5,000 shares; Mr. Miller – 5,000 shares; and Mr. Yecies – 12,500 shares.
(10)	Includes common stock purchase warrants acquired in connection with our private placement of senior notes with detachable warrants in the following amounts: Mr. Blomstrom – 9,804 warrants; Mr. Brotman – 9,804 warrants; Mr. E. Cohen – 754,902 warrants; Mr. J. Cohen – 593,137 warrants; and Mr. Cooperman – 1,029,412 warrants. The amounts shown for Messrs. E. Cohen and J. Cohen include 514,706 warrants held by a private charitable foundation of which Messrs. E. Cohen and J. Cohen serve as co-trustees.
(11)	Includes 972,607 shares held by a private charitable foundation of which Messrs. E. Cohen and J. Cohen serve as co-trustees. Messrs. E. Cohen and J. Cohen disclaim beneficial ownership of these shares.
(12)	Includes 46,250 shares held in trusts for the benefit of Mr. E. Cohen’s spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of these shares.
(13)	Includes 46,250 shares held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary.
(14)	This information is based on Form 13F filed with the SEC as of December 31, 2013. Raging Capital Management is the Investment Manager of Raging Capital Master Fund. Mr. Martin is the Chairman, Chief Investment Officer and Managing Member of Raging Capital Management and, therefore, may be deemed to beneficially own the shares owned directly by Raging Capital Master Fund. Mr. Martin’s and Raging Capital Management’s address is Ten Princeton Avenue, Rocky Hill, NJ 08553. Raging Capital Master Fund’s address is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY 1-9007, Cayman Islands.
(15)	This information is based on Form 13G filed with the SEC on February 10, 2014. Mr. Yacktman’s and Yacktman Asset Management’s address is 6300 Bridgepoint Parkway, Suite 320, Austin, TX 78730-5073.
(16)	This information is based on Form 13G filed with the SEC on February 5, 2014. Includes 467,600 shares held by Omega Charitable Partnership, L.P. and 221,006 shares held by Mr. Cooperman’s son, Michael S. Cooperman. Mr. Cooperman disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Mr. Cooperman’s address is 11431 W. Palmetto Park Road, Boca Raton, FL 33428. Omega Charitable Partnership’s address is 810 Seventh Avenue, 33rd Floor, New York, NY 10019.
(17)	This information is based on Form 13G filed with the SEC on February 10, 2014. Dimensional Fund Advisors’ address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, requires our directors, executive officers, and greater-than-10% stockholders to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports, we believe that the filing requirements for all of these reporting persons were complied with during fiscal 2013, except that one Form 3 was filed late for each of Messrs. Blomstrom and Feldman.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with directors in each class serving three-year terms. Two directors are to be elected at the Meeting to serve until the 2017 annual meeting.

The Board of Directors recommends that stockholders vote “FOR” the following nominees: Carlos C. Campbell and Hersh Kozlov.

The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. Campbell and Kozlov. Should any nominee become unable or refuse to accept nomination or election as a director, it is intended that the persons named as proxies will vote for the election of such other person as the Board of Directors may recommend. The Board of Directors knows of no reason why any nominee might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee and each of our other directors. There are no family relationships among the nominees and our directors except that Jonathan Z. Cohen, our President and Chief Executive Officer and a director, is a son of Edward E. Cohen, the Chairman of our Board of Directors.

Nominees for Election for a Three-Year Term Expiring at the 2017 Annual Meeting:

Carlos C. Campbell, 76. Member of our Board of Directors since 1990. President of Global 21, LLC (a strategic advisory firm) since 2011. President of Initiative Films, LLC (an independent film company) since

2011. President of C.C. Campbell and Company (a management consulting firm) from 1985 to 2011. Assistant Secretary of Commerce for Economic Development with United States Department of Commerce from 1981 to 1984. Director of PICO Holdings, Inc. (a publicly-traded diversified holding company) since 1998. Director of Herley Industries, Inc. (a publicly-traded RF/microwave solutions company) from 2005 to 2011. Named to the National Association of Corporate Directors’ 2011 Directorship 100, recognizing his work promoting the highest standards of corporate governance. The Board of Directors concluded that Mr. Campbell should serve as a director due to his demonstrated and recognized excellence as a public company director, his extensive business experience and corporate governance expertise and his twenty-three years of experience as one of our directors.

Hersh Kozlov, 66. Member of our Board of Directors since January 2007. Partner at Duane Morris LLP (an international law firm) since 2009. Partner at Wolf, Block, Schorr and Solis-Cohen LLP (a law firm) from 2001 to 2009. Presidential appointee to national Advisory Committee for Trade Policy and Negotiations from 2002 to 2004. Director of The Bancorp, Inc. (a publicly-traded bank holding company) since January 2014. The Board of Directors concluded that Mr. Kozlov should serve as a director due to his extensive legal experience with respect to corporate and financial matters, his understanding of complex transactions and business structures, his experience as a national trade policy advisor and his experience as one of our directors for six years.

Continuing Directors to Serve until the 2015 Annual Meeting:

Jonathan Z. Cohen, 43. Member of our Board of Directors since 2002. President since 2003 and Chief Executive Officer since 2004. Chief Operating Officer from 2002 to 2004. Executive Vice President from 2001 to 2003. Senior Vice President from 1999 to 2001. Chief Executive Officer, President and a Director of Resource Capital Corp. (a publicly-traded real estate investment trust managed by us) since its formation in 2005. Executive Chairman of Atlas Energy GP, LLC (general partner of Atlas Energy, L.P. (formerly known as Atlas Pipeline Holdings, L.P.), a publicly-traded energy limited partnership) since January 2012, Chairman from February 2011 to January 2012 and Vice Chairman from its formation in December 2005 to February 2011. Vice Chairman of Atlas Energy, Inc. (formerly known as Atlas America, Inc.) (a publicly-traded energy company formerly owned by us) from its formation in 2000 until its sale in February 2011. Vice Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC (general partner of Atlas Pipeline Partners, L.P., a publicly-traded midstream natural gas gathering and processing limited partnership) since its formation in 1999. Vice Chairman of the Managing Board of Atlas Resource Partners GP, LLC (general partner of Atlas Resource Partners, L.P., a publicly-traded oil and gas exploration and production limited partnership) since February 2012. The Board of Directors concluded that Mr. Cohen should serve as a director based upon his extensive experience in senior executive capacities with us and other public companies, including nine years’ experience as our Chief Executive Officer and his expertise in real estate, financial funds management and commercial finance, our principal businesses.

John S. White, 74. Member of our Board of Directors since 1993. Member of the Board of Managers of Carey Financial, LLC (a broker/dealer entity for W.P. Carey, a REIT sponsor) since May 2013. Independent financial advisor offering private wealth management services to individuals and corporations from 2009 to 2012. Executive Director of the Investment Program Association (a national trade association) from 2007 to 2009. Consultant in the financial services industry from 2006 to 2007. Senior Vice President of Royal Alliance Associates, Inc. (an independent broker/dealer subsidiary of American International Group, Inc.) from 2002 to 2006. Chief Executive Officer and President of DCC Securities Corporation (a securities brokerage firm) from 1989 to 2002. The Board of Directors concluded that Mr. White should serve as a director due to his extensive experience and leadership in the investment program industry (in which several of our businesses actively participate), twenty years of experience as one of our directors and his many years of related business management experience.

Donald W. Delson, 63. Member of our Board of Directors since March 2012. Senior Advisor at Keefe, Bruyette & Woods, Inc. from February 2009 until August 2011. Managing Director, Corporate Finance Group at Keefe, Bruyette & Woods, Inc. from 1997 to February 2009. Managing Director in the Corporate Finance Group at Alex. Brown & Sons from 1982 to 1997. Member of the Board of Directors of WSFS Bank since February 2009. Member of the Board of Directors of Atlas Energy, Inc. from February 2004 until its sale in February 2011. Member of the Managing Board of Atlas Pipeline Partners GP from June 2003 until May 2004. The Board of Directors concluded that Mr. Delson should serve as a director due to the depth and breadth of his experience in investments, operations and finance, his understanding of complex financial transactions and products and his experience as a board member of public companies.

Continuing Directors to Serve until the 2016 Annual Meeting:

Michael J. Bradley, 69. Member of our Board of Directors since 2005. Co-owner and Managing Director of BF Healthcare, Inc. (a supplier of physician services to hospitals and assisted living facilities) from 1999 to 2013. Director of The Bancorp, Inc. (a publicly-traded bank holding company) since 2005. Managing Board Member of Atlas Pipeline Partners GP, LLC from 2004 to 2005. Chairman of the Board of First Executive Bank from 1988 to 1998 and Vice Chairman of First Republic Bank from 1998 to 2003. Lead independent director of Sourcecorp, Inc. (a publicly-traded business process outsourcing company) from 1996 to 2008. The Board of Directors concluded that Mr. Bradley, a certified public accountant, should serve as a director due to his extensive professional and leadership experience in the financial services industry (a principal focus of our business), his financial expertise, his experience in funding and operating service-oriented businesses and his eight years of experience as one of our directors.

Edward E. Cohen, 75. Member of our Board of Directors since 1988. Chairman of our Board since 1990. Chief Executive Officer from 1988 to 2004. President from 2000 to 2003. Chairman of the Board of Resource Capital Corp. from its formation in 2005 to November 2009 and director since November 2009. Chief Executive Officer of Atlas Energy GP, LLC from its formation in December 2005 until February 2009, Chief Executive Officer and President since February 2011 and Chairman from December 2005 through February 2011. Chairman and Chief Executive Officer of Atlas Energy, Inc. from its formation in 2000 until its sale in February 2011, and President from September 2000 to October 2009. Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC since its formation in 1999, and Chief Executive Officer from 1999 to January 2009. Chairman of the Managing Board and Chief Executive Officer of Atlas Resource Partners GP, LLC since February 2012. Chairman of the Board of Brandywine Construction & Management, Inc. (a property management company) since 1994. The Board of Directors concluded that Mr. Cohen should serve as a director due to his in depth knowledge of our businesses, the perspective he brings as our former Chief Executive Officer, his extensive directorial experience, his experience as a senior executive or director of financial services and asset management companies and his twenty-five years’ experience as one of our directors, including twenty-three years of experience as our Chairman.

Andrew M. Lubin, 67. Member of our Board of Directors since 1994. President of Delaware Financial Group, Inc. (a private real estate and investment consulting firm) since 1990. Director of Real Estate for the University of Delaware since 2010. The Board of Directors concluded that Mr. Lubin should serve as a director due to his lengthy experience in real estate (a principal business of ours) and in the partnership syndication business (in which several of our businesses actively participate), his experience managing an investment firm and his nineteen years of experience as one of our directors.

Non-Director Executive Officers

Our Board of Directors appoints officers each year at its annual meeting following the annual meeting of stockholders and from time to time thereafter as necessary.

Jeffrey D. Blomstrom, 45. President and Managing Director of Resource Financial Fund Management, Inc. (our wholly-owned asset management subsidiary) since 2003. Senior Vice President – CDO Structuring of Resource Capital Corp. since 2005. Managing Director at Cohen and Company (a Philadelphia-based investment bank specializing in the financial services sector) from 2001 to 2003. Senior Vice President of iATMglobal.net (an ATM software development company) from 2000 to 2001. Attorney at Covington & Burling (an international law firm) from 1999 to 2000.

Jeffrey F. Brotman, 50. Executive Vice President since June 2007. Co-founder of Ledgewood, P.C. (a Philadelphia-based law firm) and affiliated with the firm from 1992 until June 2007, serving as managing partner from 1995 until March 2006. Non-active certified public accountant and an Adjunct Professor at the University of Pennsylvania Law School. Chairman of the Board of Directors of TRM Corporation (a publicly-traded consumer services company) from September 2006 until September 2008 and President and Chief Executive Officer from March 2006 through June 2007.

Thomas C. Elliott, 41. Chief Financial Officer since December 2009 and Senior Vice President since 2005. Senior Vice President – Finance and Operations from 2006 to December 2009. Senior Vice President – Finance from 2005 to 2006. Vice President – Finance from 2001 to 2005. Chief Financial Officer, Chief Accounting Officer and Treasurer of Resource Capital Corp. from 2005 to 2006 and Senior Vice President – Finance and Operations since 2006. From 1997 to 2001, Mr. Elliott held various financial positions at Fidelity Leasing, Inc. (a former equipment leasing subsidiary of ours), including Manager of Financial Planning, Director of Asset Securitization and Treasurer.

Alan F. Feldman, 50. Senior Vice President since 2002. Chief Executive Officer of Resource Real Estate, Inc. since 2004. Vice President at Lazard Freres & Co. (an investment bank) from 1998 to 2002. Executive Vice President at PREIT-Rubin, Inc. (the management subsidiary of Pennsylvania Real Estate Investment Trust, a publicly-traded real estate investment trust) and its predecessor, The Rubin Organization, from 1992 to 1998.

Arthur J. Miller, 54. Vice President and Chief Accounting Officer since 2004. Chief Accounting Officer at Destination Maternity, Inc. (a national retailer/manufacturer of maternity wear) from 1999 to 2004. Vice President, Controller and Chief Accounting Officer of CAI Wireless Systems, Inc. (a wireless telecommunications company) from 1995 to 1999. Mr. Miller is a certified public accountant.

Michael S. Yecies, 46. Senior Vice President since 2005 and Chief Legal Officer and Secretary since 1998. Vice President from 1998 to 2005. Senior Vice President since 2007 and Chief Legal Officer and Secretary of Resource Capital Corp. since 2005. Chief Legal Officer and Secretary of Atlas Energy, Inc. and its predecessors (a publicly-traded energy company formerly owned by us) from 1998 to 2006. Chief Legal Officer and Secretary of Atlas Pipeline Partners GP, LLC from its formation in 1999 to 2006. Attorney at Duane Morris LLP (an international law firm) from 1994 to 1998.

Other Significant Employees

David E. Bloom, 49. Senior Vice President since 2001. President of Resource Capital Partners, Inc. (a wholly-owned real estate subsidiary) from 2002 to 2006. President of Resource Real Estate, Inc. (a wholly-owned real estate subsidiary) since 2004. Senior Vice President – Real Estate Investments of Resource Capital Corp. since 2005. Senior Vice President at Colony Capital, LLC (an international real estate opportunity fund) from 1999 to 2001. Director at Sonnenblick-Goldman Company (a real estate investment bank) from 1998 to 1999. Attorney at Willkie Farr & Gallagher (an international law firm) from 1996 to 1998.

Kevin M. Finkel, 42. Senior Vice President since 2013 and Vice President from 2008 to 2013. President of Resource Capital Partners, Inc. (a wholly-owned real estate subsidiary) since 2006, and Vice President and Director of Acquisitions from 2004 to 2006. Executive Vice President of Resource Real Estate, Inc. since 2008, Director of Acquisitions since 2004 and Vice President from 2004 to 2008. Joined Resource America as a consultant in 2002. Vice President – Real Estate Investments of Resource Capital Corp. since 2006. Investment Banking Associate at Barclays Capital from 1998 to 2000. Investment Banking Associate and Analyst at Deutsche Bank Securities from 1994 to 1998.

Shivan Govindan, 41. Vice President since 2008. President of Resource Financial Institutions Group, Inc. (a wholly-owned subsidiary) since 2008 and Vice President from 2005 to 2008. Senior Vice President of Resource Financial Fund Management, Inc. (a wholly-owned subsidiary) since 2006 and Vice President from 2004 to 2006. Principal of Beehive Ventures, LLC (a Deutsche Bank seeded private equity firm) from 2000 to 2004. Director of Corporate Development at IQ Financial Systems (a Deutsche Bank Ventures portfolio company) from 1998 to 2000. Associate in fixed income derivatives at Bankers Trust Securities from 1995 to 1998. Vice Chairman of First NBC Bank Holding Co. (Nasdaq: NBCB) and Director of Colorado National Bancorp.

CORPORATE GOVERNANCE

Board Election Arrangement

Under the terms of a Settlement Agreement dated January 9, 2012 between us, Raging Capital Fund, LP, which we refer to as the Fund, William C. Martin (a principal of the Fund) and Robert L. Lerner (an advisor to the Fund), our Board agreed to increase the number of our directors from eight to nine and elect Mr. Lerner to the Board in the class that expires at the Meeting. Under the terms of the Settlement Agreement, if the Fund ceases to beneficially own at least 7.0% of our then outstanding shares of common stock, Mr. Lerner is required to promptly tender his resignation; however our Board is not obligated to accept any such resignation. The Fund currently owns less than 7.0% of our outstanding common stock. Mr. Lerner has agreed to remain as a director until the Meeting, but will not stand for re-election and, accordingly, his term as a director will conclude at the Meeting.

Our Board of Directors and Its Committees

The Board of Directors held four meetings during fiscal 2013. Each of the directors attended over 75% of the Board meetings and meetings of the committees on which they served during fiscal 2013.

The Board of Directors has determined that Messrs. Bradley, Campbell, Delson, Kozlov, Lubin and White each satisfy the independence requirements of NASDAQ rules.

The Board of Directors has a standing Audit Committee, Compensation Committee, Executive Committee, Investment Committee, and Nominating and Corporate Governance Committee. All of the members of each Board committee are independent directors, except for the Executive Committee.

Audit Committee. The Audit Committee reviews the scope and effectiveness of audits by our independent registered public accountants, is responsible for the engagement of independent registered public accountants, and reviews the adequacy of our internal control over financial reporting. The committee held five meetings during fiscal 2013. The committee currently consists of three directors: Messrs. Lubin (Chairman), Bradley and Campbell. The Board of Directors has determined that Mr. Bradley, is an “audit committee financial expert” as defined by SEC rules. The committee has adopted an Audit Committee Charter, which is available on our website at www.resourceamerica.com. The committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

Compensation Committee. The Compensation Committee establishes and monitors compensation levels for our officers and administers our stock option and equity compensation plans. The committee held one meeting during fiscal 2013. The committee has adopted a Compensation Committee Charter, which is available on our website at www.resourceamerica.com. The committee currently consists of three directors: Messrs. Campbell (Chairman), Kozlov and White.

Executive Committee. The Executive Committee may exercise the powers and authority of the Board, subject to certain limitations and restrictions relating to fundamental corporate matters, during the intervals between meetings of the Board, usually when timing is critical. The Executive Committee was formed by the Board on December 14, 2011 and has not held any meetings to date. The committee currently consists of three directors: Messrs. E. Cohen (Chairman), J. Cohen and Bradley. The committee has adopted an Executive Committee Charter, which is available on our website at www.resourceamerica.com.

Investment Committee. The Investment Committee assists the Board in monitoring our investments and in reviewing and approving our proposed investments at the Board’s request. Prior to December 14, 2011, we had a Corporate Governance and Investment Committee and a separate Nominating Committee. Pursuant to actions taken by the Board on December 14, 2011, we now have a Nominating and Corporate Governance Committee and a separate Investment Committee. The committee currently consists of three directors: Messrs. Delson (Chairman), Lerner and Lubin. Mr. Lerner’s term on the committee will terminate at the Meeting. See “Board Election Arrangement,” above. The committee held one meeting during fiscal 2013. The committee has adopted an Investment Committee Charter, which is available on our website at www.resourceamerica.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends persons for nomination as our directors and reviews all of our corporate governance procedures. The committee has adopted a Nominating and Corporate Governance Committee Charter, which is available on our website at www.resourceamerica.com. The committee did not hold any meetings during fiscal 2013, but met in 2014 to nominate directors for election at this Meeting. The committee currently consists of three directors: Messrs. Kozlov (Chairman), Campbell and Lubin.

The Nominating and Corporate Governance Committee has not adopted policies regarding specific minimum qualifications or specific qualities or skills that must be met by a recommended nominee. The committee seeks to insure that the membership of the Board and each committee satisfies all relevant NASDAQ listing requirements, applicable laws and the requirements of our governance documents. The committee also seeks to achieve a Board that has members with a mixture of skills and experience relevant to our principal businesses. As a result, the nature of the specific qualifications, qualities or skills that the committee may look for in any particular director nominee depends on the qualifications, qualities and skills of the rest of the directors, and the nature of our business operations, at the time of any vacancy on the Board.

The Nominating and Corporate Governance Committee identifies director nominees by first evaluating the current members of the Board willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining members with new perspectives. If any member of the Board does not wish to continue in service, if the committee or Board decides not to re-nominate a member for re-election, or if we decide to expand the Board, the committee identifies the desired skills and experience of a new nominee consistent with the committee’s criteria for Board service and recommends candidates. The committee considers candidates suggested by its members, other Board members, management and, as discussed in the next paragraph, stockholders. The committee has the authority to retain one or more search firms to assist in the identification process, but has not done so to date. The committee does not have a formal policy regarding the consideration of diversity in identifying candidates beyond being committed to ensuring that no person would be excluded from consideration for service as a director of ours as a result of his or her gender, race, religion, creed, sexual orientation or disability.

Stockholder Recommendations for Director Nominees. The Nominating and Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. In evaluating candidates, the committee considers the attributes of the candidate and the mixture of skills and experience of the members of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation. The committee will consider nominees recommended by holders of our common stock for the 2015 annual meeting of stockholders if submitted in writing to our Secretary at our Philadelphia address stated herein in accordance with our bylaws and rules promulgated by the SEC. See “Stockholder Proposals for the 2015 Annual Meeting” for information concerning nominations by stockholders.

Communication with the Board. Any stockholder who wishes to send a communication to our Board of Directors or any specific director should mail such communication to our Secretary at our Philadelphia address stated herein. Beneficial owners must include in their communication a good faith representation that they are beneficial owners of our common stock. Our Secretary will promptly forward all such stockholder communications to the Chairman of the Board of Directors or, with respect to a communication to a specific director, to that director.

Attendance at Annual Meetings. We do not have a formal policy regarding board member attendance at our annual meeting of stockholders. All of our board members attended last year’s annual meeting of stockholders and we anticipate that all of them will attend the Meeting.

Board of Directors Leadership Structure and Role in Risk Oversight

The Board of Directors and its committees have responsibility for evaluating how our company’s executive team manages the varying risks that confront us. As part of its responsibility, the Board determines whether the risk management process implemented by management is adapted to our company’s strategies and is functioning as designed. To assist the Board in assessing our risk management process, at each regularly scheduled board meeting management makes a presentation to the Board about its current and proposed operations to give the Board information necessary to evaluate the executive team’s management of risk and to allow the Board the opportunity to have answered any questions it may have concerning the risk management process. In addition, each of the committees considers the risks within its areas of responsibility. The Audit Committee, along with members of management, monitors information with respect to our financial risks, including internal controls, liquidity and other financial matters, as well as potential conflicts of interest. The Nominating and Corporate Governance Committee, together with the full Board of Directors, oversees risks relating to our corporate governance matters. The Compensation Committee is responsible for evaluating the risks relating to our executive and director compensation programs, as well as our overall compensation practices and benefit plans and how they affect our overall risk profile.

Currently the positions of Chairman of the Board and Chief Executive Officer are held by separate people, with the Chairman being the former Chief Executive Officer. The Board of Directors believes that the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on managing and operating our company while permitting our company to take advantage of the broad business experience, company knowledge and financial business perspectives of the Chairman.

Code of Ethics

We have adopted a code of business conduct and ethics applicable to all directors, officers and employees. We will provide a copy of our code of conduct to any person without charge, upon request. Any such request should be directed to our Secretary at our Philadelphia address stated herein. Our code of ethics is also available on our website: www.resourceamerica.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code by posting such information on our website, unless otherwise required by applicable law or regulation.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Messrs. Campbell, Kozlov and White during fiscal 2013. None of such persons was an officer or employee of ours or any of our subsidiaries during fiscal 2013 or was formerly an officer of ours. None of our executive officers has been a director or executive officer of any entity of which any member of the Compensation Committee has been a director or executive officer during fiscal year 2013.

Report of the Audit Committee

The Audit Committee has approved the following report:

In connection with its function of overseeing and monitoring our financial reporting process, the Audit Committee has done the following:

•	reviewed and discussed our consolidated financial statements for the fiscal year ended December 31, 2013 with our management;

•	discussed with our independent registered public accountants those matters which are required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board; and

•	received the written disclosures and the letter from our independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussed with the independent registered public accountants their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our 2013 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Andrew M. Lubin, Chairman

Michael J. Bradley

Carlos C. Campbell

2013 NON-EMPLOYEE DIRECTOR COMPENSATION

We compensate only non-employee directors for their services as directors. Our 2013 compensation package for non-employee directors was comprised of cash (annual retainer) and deferred stock awards. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our stockholders. Our compensation package is also designed to create alignment between our directors and our stockholders through the use of equity-based grants.

Cash. We pay our non-employee directors, other than our chairman, an annual cash retainer of $52,500.

Deferred Stock Units. We award deferred stock units valued at $22,500 on the date of grant to each of our non-employee directors, other than our chairman, on the anniversary of the date each of them became a director. The deferred stock units are currently granted under our 2012 Non-Employee Director Deferred Stock Plan and represent the right to receive one share of our common stock for each unit awarded. Units vest on the later of: (i) the fifth anniversary of the date the recipient became a non-employee director and (ii) the first anniversary of the grant of those units, except that units will vest sooner upon a change in control or death or disability of a director, provided the director completed at least six months of service. Upon termination of service by a director, vested units will become issued common stock, but all unvested units will be forfeited.

The awards disclosed under the heading “Stock awards” in the table below consist of awards of our deferred stock units, disregarding any possible forfeitures as a result of failure to satisfy service conditions. The dollar amounts for the awards represent the compensation expense we recognized in 2013 under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation”, which we refer to as ASC 718. Refer to Note 16 to the consolidated financial statements included in our 2013 Form 10-K for a discussion of the relevant assumptions used in calculating the compensation expense. The recognized compensation expense of the stock-based awards for financial reporting purposes will likely vary from the actual amount the director ultimately receives based on the value of the shares at the time of termination of service as a director.

Compensation to our Chairman. We compensate our chairman, Edward E. Cohen, differently than our other non-employee directors in recognition of his historic leadership role with our company and of the additional duties he undertakes, including meeting with investors and potential investors and providing strategic advice and direction. We award annual compensation to Mr. E. Cohen after the end of our fiscal year at the same time we make compensation awards to our executive officers. As described below under “Compensation Discussion and Analysis – Our Compensation Methodology,” we pay bonuses, and issue equity awards, early in the next calendar year, which is during our next fiscal year. For fiscal 2013, we paid Mr. E. Cohen $200,012 in cash for his services as our chairman.

In 2004, Mr. E. Cohen retired as our Chief Executive Officer, having served in that role since 1988. Pursuant to provisions of his Employment Agreement, upon such retirement we began paying him Supplemental Employment Retirement Plan (SERP) benefits that accrued during his tenure as our Chief Executive Officer between 1988 and 2004. During fiscal 2013, these payments aggregated $837,500. Since his retirement as our Chief Executive Officer, Mr. E. Cohen has remained Chairman of our Board of Directors, in which capacity he has served since 1990.

2013 DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	Stock awards ($)		All other compensation ($)		Total ($)
Michael J. Bradley	52,500	22,500	(1)	—		75,000
Carlos C. Campbell	52,500	22,500	(2)	—		75,000
Edward E. Cohen	200,012	—	(3)	837,500	(4)	1,037,512
Donald W. Delson	52,500	22,500	(5)	—		75,000
Hersh Kozlov	52,500	22,500	(6)	—		75,000
Robert L. Lerner	52,500	22,500	(7)	—		75,000
Andrew M. Lubin	52,500	22,500	(8)	—		75,000
John S. White	52,500	22,500	(9)	—		75,000

(1)	The grant date fair value for awards made to Mr. Bradley during fiscal 2013 was $22,500. As of December 31, 2013, Mr. Bradley had 2,467 unvested deferred stock units.
(2)	The grant date fair value for awards made to Mr. Campbell during fiscal 2013 was $22,500. As of December 31, 2013, Mr. Campbell had 2,491 unvested deferred stock units.
(3)	As of December 31, 2013, Mr. E. Cohen had 80,000 vested stock options outstanding.
(4)	Represents SERP payments earned during the year ended December 31, 2013.
(5)	The grant date fair value for awards made to Mr. Delson during fiscal 2013 was $22,500. As of December 31, 2013, Mr. Delson had 6,105 unvested deferred stock units.
(6)	The grant date fair value for awards made to Mr. Kozlov during fiscal 2013 was $22,500. As of December 31, 2013, Mr. Kozlov had 3,275 unvested deferred stock units.
(7)	The grant date fair value for awards made to Mr. Lerner during fiscal 2013 was $22,500. As of December 31, 2013, Mr. Lerner had 6,105 unvested deferred stock units. Mr. Lerner’s term as a director will conclude at the Meeting. See “Corporate Governance – Board Election Arrangement”. We expect to pay Mr. Lerner in cash the fair market value, as of the date of the Meeting, of his unvested deferred stock units following the conclusion of his term.
(8)	The grant date fair value for awards made to Mr. Lubin during fiscal 2013 was $22,500. As of December 31, 2013, Mr. Lubin had 2,491 unvested deferred stock units.
(9)	The grant date fair value for awards made to Mr. White during fiscal 2013 was $22,500. As of December 31, 2013, Mr. White had 2,491 unvested deferred stock units.

COMPENSATION DISCUSSION AND ANALYSIS

We are required to provide information regarding the compensation program in place for our Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers whose total compensation exceeds $100,000. In this proxy statement, we refer to our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers whose total compensation exceeds $100,000 as our named executive officers or NEOs. This section should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation.”

Our Compensation Philosophy and Principles

We operate in competitive and challenging industries. We believe that the executive compensation program for our NEOs should be designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives and motivate them to contribute to our short- and long-term success. Our executive compensation program is driven by the following principles:

•	Overall Objectives. Compensation should attract, retain and motivate executives who possess high-caliber skills and talents to achieve business success and to drive stockholder value.

•	Pay for Performance. As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate, business unit and individual performance measures.

•	Stockholder Alignment. Equity-based incentives are an effective method of facilitating an ownership culture and further aligning the interests of executives with those of our stockholders.

Our Compensation Methodology

Our Compensation Committee is responsible for setting and administering compensation programs for our executives. The committee has not retained an independent consultant to advise it on compensation matters because it believes that, given its members’ long experience with our company and understanding of our senior management’s individual efforts, they are fully capable of applying our compensation principles in determining NEO compensation. In addition, the committee believes that our diverse business makes it difficult to designate specific peers with which to directly compare the performance of our company and management. At the committee’s request, our Chief Executive Officer makes recommendations regarding the compensation package for each of our executives, other than himself, which are subject to full committee review and analysis.

The Compensation Committee generally determines compensation amounts after the end of our fiscal year. In the case of base salaries, it determines the amounts to be paid commencing January 1 of the calendar year immediately following the end of our fiscal year. In the case of annual bonus and long-term incentive compensation for an employee, the committee determines the amount of awards based on its evaluation of the employee’s performance during the then concluded fiscal year. In general, the committee determines a bonus amount in dollars for each executive and then allocates the bonus between cash and equity awards. We have historically determined and paid cash awards and issued equity awards for a particular fiscal year in January of the calendar year following the end of such fiscal year. For the fiscal year ended December 31, 2013, we issued equity awards in January 2014 and made cash awards in January 2014 that were paid in January 2014, except that awards over a certain threshold will be paid quarterly in 2014. In addition, our committee has the discretion to issue equity and cash awards at other times during the fiscal year.

In addition, our chairman, NEOs and other employees who perform services for Resource Capital Manager, Inc., our subsidiary that manages Resource Capital Corp. (NYSE: RSO), which we refer to as RCC, may receive stock-based awards from RCC. These awards are approved by RCC’s compensation committee. Our Compensation Committee considers any such awards from RCC as part of their overall compensation package in assessing the compensation to be awarded by our company. RCC issued equity awards in January 2014 to several NEOs and other employees.

Elements of our Compensation Program

Our executive officer compensation package includes a combination of annual cash and long-term incentive compensation. Annual cash compensation is comprised of base salary plus cash bonus. Long-term incentives currently consist of a variety of equity awards.

Base Salary

Base salary is based on an assessment of individual performance relative to an individual’s responsibilities and objectives. Base salaries are not intended to compensate individuals for extraordinary performance or for above average company performance.

Bonus

Our Compensation Committee awards discretionary bonuses and performance-based bonuses, which are generally based on our overall performance during the preceding year and the individual’s contribution to that performance. However, the committee has the discretion to award bonuses as the result of particular events that the individual had a material role in bringing about.

Discretionary – Discretionary bonuses are intended to reward individual and group performance.

Performance-Based – Our Annual Incentive Plan for Senior Executives, which we refer to as our Annual Incentive Plan, is designed to permit us to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code, which we refer to as the Code, for compensation paid to our NEOs. The plan provides awards for the achievement of predetermined, objective performance measures over a specified 12 month performance period, generally our fiscal year. Awards under the plan are paid in cash or stock or a combination of cash and stock. The NEO may elect to defer payment or issuance of the award. The plan limits the amount of annual compensation to be paid to any individual under the plan to $6,000,000 per year. Notwithstanding the existence of our Annual Incentive Plan, the Compensation Committee believes that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation, even if the compensation amounts result in non-deductible compensation expense. Therefore, the committee reserves the right to approve compensation that is not fully deductible.

During fiscal 2013, only our Chief Executive Officer was eligible to receive compensation under the Annual Incentive Plan. The Compensation Committee previously approved the following performance measures for Mr. J. Cohen’s 2013 bonus, which performance measures were unchanged from prior fiscal years. The following performance measures are aggregated such that the total of each measure equals the total compensation payable under the Annual Incentive Plan:

•	Before tax return on equity. 17 1⁄2% of bonus calculation based on return on investment from continuing operations before taxes and extraordinary items, which we refer to as ROE, calculated as our income from continuing operations before taxes and before extraordinary items for the fiscal year, divided by the average stockholders’ equity for the fiscal year. Average stockholders’ equity is the previous fiscal year’s ending stockholders’ equity plus the current year’s ending stockholders’ equity divided by 2.

ROE	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 19 1⁄2%	100% of base salary x 17 1⁄2%	Can reduce to 0% from 100% of base salary x 17 1⁄2%
at least 19 1⁄2% but less than 23%	250% of base salary x 17 1⁄2%	Can reduce to 101% from 250% of base salary x 17 1⁄2%
at least 23% but less than 26%	399% of base salary x 17 1⁄2%	Can reduce to 251% from 399% of base salary x 17 1⁄2%
26% or more	600% of base salary x 17 1⁄2%	Can reduce to 400% from 600% of base salary x 17 1⁄2%

•	After tax return on equity. 17 1⁄2% of bonus calculation based on ROE after taxes from continuing operations before any extraordinary items, which we refer to as After Tax ROE, calculated as our net income plus the after tax effect of extraordinary items for the fiscal year, divided by the average stockholders’ equity for the fiscal year.

After Tax ROE	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 15%	100% of base salary x 17 1⁄2%	Can reduce to 0% from 100% of base salary x 17 1⁄2%
at least 15% but less than 18%	250% of base salary x 17 1⁄2%	Can reduce to 101% from 250% of base salary x 17 1⁄2%
at least 18% but less than 20%	399% of base salary x 17 1⁄2%	Can reduce to 251% from 399% of base salary x 17 1⁄2%
20% or more	600% of base salary x 17 1⁄2%	Can reduce to 400% from 600% of base salary x 17 1⁄2%

•	Increase in EBITDA. 35% of bonus calculation based on increase in earnings before interest, taxes, depreciation, amortization and other non-cash items, which we refer to as EBITDA, calculated as (i) the amount by which EBITDA for the current fiscal year exceeds EBITDA for the prior fiscal year, divided by (ii) EBITDA for the prior fiscal year.

Increase in EBITDA	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 15%	100% of base salary x 35%	Can reduce to 0% from 100% of base salary x 35%
at least 15% but less than 22 1⁄2%	250% of base salary x 35%	Can reduce to 101% from 250% of base salary x 35%
at least 22 1⁄2% but less than 30%	399% of base salary x 35%	Can reduce to 251% from 399% of base salary x 35%
30% or more	600% of base salary x 35%	Can reduce to 400% from 600% of base salary x 35%

•	Stock price appreciation. 15% of bonus calculation based on common stock price appreciation, calculated based on (i) the increase in the closing price of our common stock from the last day of the prior fiscal year to the last day of the current fiscal year, divided by (ii) the common stock price on the last day of the prior fiscal year. The per share common stock price is adjusted to take into account any stock splits and other mandatory anti-dilution adjustments made to outstanding equity awards under our long-term incentive plan.

Stock price appreciation	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 10%	100% of base salary x 15%	Can reduce to 0% from 100% of base salary x 15%
at least 10% but less than 20%	250% of base salary x 15%	Can reduce to 101% from 250% of base salary x 15%
at least 20% but less than 40%	399% of base salary x 15%	Can reduce to 251% from 399% of base salary x 15%
40% or more	600% of base salary x 15%	Can reduce to 400% from 600% of base salary x 15%

•	Increase in assets under management. 15% of bonus calculation based on increase in assets under management, calculated as (i) the increase in assets under management as reported in our Annual Report on Form 10-K from that of the prior fiscal year to that for the current fiscal year, divided by (ii) the assets under management as of the prior fiscal year.

Increase in assets under management	Maximum bonus based on performance goal	Committee range of discretion to reduce maximum bonus
under 15%	100% of base salary x 15%	Can reduce to 0% from 100% of base salary x 15%
at least 15% but less than 22 1⁄2%	250% of base salary x 15%	Can reduce to 101% from 250% of base salary x 15%
at least 22 1⁄2% but less than 30%	399% of base salary x 15%	Can reduce to 251% from 399% of base salary x 15%
30% or more	600% of base salary x 15%	Can reduce to 400% from 600% of base salary x 15%

The Compensation Committee calculated an initial award amount for Mr. J. Cohen based on these matrices. The Compensation Committee had discretion to reduce, but not increase, the initial award amount as permitted under Code Section 162(m), based on the applicable reduction range set forth above. In addition, the Compensation Committee had discretion to reduce, but not increase, the award amount based on its assessment of qualitative factors, such as the following:

•	achievement/advancement of our company’s strategy

•	compliance with legal requirements and ethical standards

•	community relations

•	customer/shareholder satisfaction

•	leadership development and team building

•	ethics

•	risk assessment

•	management and oversight skills

•	succession planning

Long-Term Incentives

General. Long-term incentive awards are intended to align the interests of our executives with the interests of our stockholders over a multi-year period by motivating and rewarding creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined in conjunction with total compensation provided to our NEOs based on the goals of our compensation program. Long-term incentive awards include restricted stock, stock options and other stock-based awards under our Amended and Restated Omnibus Equity Compensation Plan, which we refer to as our “Equity Compensation Plan”.

Restricted Stock. Restricted stock units reward stockholder value creation slightly differently than stock options: restricted stock units are impacted by all stock price changes, both increases and decreases. Restricted stock units generally vest 25% per year and include a right to receive dividends on unvested shares. Historically, our Compensation Committee granted stock-based awards in the form of stock options. However, since the adoption of our Equity Compensation Plan in 2005 and the promulgation of accounting rules requiring recognition of expense for stock options, our committee has generally granted restricted stock to our NEOs rather than stock options. Our insider trading policy prohibits hedging or pledging our common stock.

Performance-Based Stock Units. Performance-based stock units are awards of restricted stock under our Equity Compensation Plan that vest based on the achievement of predetermined, objective performance goals over a multi-year performance period. There were no performance-based stock units awarded to any of our NEOs in fiscal 2013 and there are no outstanding performance-based stock units as of the date hereof for any of our NEOs.

Stock Options. Since the adoption of our Equity Compensation Plan in 2005 we have not regularly issued stock options to our NEOs. The Compensation Committee has delegated to our Chief Executive Officer the authority to issue up to 5,000 options per person to our employees and employees of our subsidiaries. Stock options are issued periodically to such employees at an exercise price of no less than the market price of our common stock on the date of grant, have a life up to 10 years and typically vest 25% on each anniversary of the option grant.

RCC Restricted Stock. Our subsidiary, Resource Capital Manager, manages RCC. As described above under “Our Compensation Methodology,” RCC’s compensation committee approves awards of RCC restricted stock to our chairman and employees who perform services for Resource Capital Manager. These awards generally vest 33-1/3% per year and include a right to receive dividends on unvested shares.

Post-Termination Compensation

Some of our NEOs have contractual arrangements which specify payments if their employment is terminated. The type and amount of payments vary by executive and the nature of the termination. For more information, please see “Employment Agreements and Potential Post-Employment Payments.”

Retirement and Other Benefits

Our NEOs participate in the full range of benefits and are covered by the same plans and on the same terms as provided to our other employees. In addition, Messrs. J. Cohen, Brotman, Elliott and Feldman are entitled to termination payments pursuant to their employment agreements, as described below under “Employment Agreements and Potential Post-Employment Payments.”

Employee Stock Ownership Plan

In 1989, we established the Resource America, Inc. Employee Stock Ownership Plan, which we refer to as our ESOP, for the benefit of all qualified employees. We terminated our ESOP in fiscal 2012 and distributed the remaining shares to ESOP participants.

Savings Plan

Our 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by our matching contributions in the form of cash or our common stock. During fiscal year 2013, we matched employee contributions at the option of the employee 50% in cash or 50% by issuance of our common stock. While participation in this plan is at the discretion of the qualified employee, the intent again was to reward all employees, including NEOs, based on our long-term success as measured by stockholder return.

How We Determined 2013 Compensation Amounts

Base Salary

The Compensation Committee considered the performance of the Chief Executive Officer and other NEOs and decided to maintain base salaries in 2013 at the same levels as 2012 for all of our NEOs. With Mr. J. Cohen’s consent, in recent years a portion of Mr. J. Cohen’s RCC stock grants have been attributed to Mr. J. Cohen’s base salary. In 2012 that portion was $300,000, and we paid $450,000 of his base salary in cash. During 2013, that allocation was changed so that we paid $600,000 of his base salary in cash and, to the extent that RCC determined to grant Mr. J. Cohen RCC stock awards, the first $150,000 of such award is attributed to his base salary.

Bonus and Incentive Award

Our Compensation Committee considered our company’s performance, the individual achievements of our CEO and other NEOs, the desire to provide future incentive and alignment of interests through stock awards, the determination of the RCC Compensation Committee to issue some of our NEOs RCC stock awards, and the strategy, skill and success of our CEO, other NEOs and other employees in managing RCC. RCC’s success and growth directly and materially impacts us through increased base and incentive management fees and through dividends and capital appreciation of RCC shares we own. Since RCC has no employees, our employees, through a management agreement, provide all management of RCC.

Our Compensation Committee considered our performance and accomplishments during the fiscal year ended December 31, 2013, including improved profitability and liquidity, development of new products, expansion and growth of core existing products including Resource Capital Corp., CVC Credit Partners, Resource Real Estate Opportunity REIT and LEAF Commercial Capital, and the continued solidification of our balance sheet.

Our Compensation Committee sought to reward our NEOs previous accomplishments, provide incentive for the future, continue to align interests between us and RCC and provide overall compensation to RCC’s manager and its employees consistent with similarly situated entities. Our Compensation Committee believes that the bonus awards are appropriate both to recognize those efforts and retain their services. Accordingly, our Compensation Committee determined to award cash bonuses and grant restricted stock to our NEOs as detailed below.

Our Chief Executive Officer. Pursuant to the Annual Incentive Plan, only our CEO, Mr. J. Cohen, was eligible to be considered for an award for fiscal 2013. Based on the performance measures described above under “–Elements of our Compensation Program – Bonus – Performance-Based,” we substantially outperformed the incentive goals that had been set under the Annual Incentive Plan. The Compensation Committee recognized Mr. J. Cohen’s fiscal 2013 leadership efforts and, accordingly, awarded Mr. J. Cohen a bonus of $1,150,000 in cash and $1,050,000 in the form of our restricted stock. The aggregate annual incentive awards to Mr. J. Cohen were less than the maximum amount payable under our Annual Incentive Plan, which we calculated to be $2,567,625. In addition, RCC granted Mr. J. Cohen an incentive stock award of $1,250,000 (of which $150,000 was attributed to Mr. J. Cohen’s base salary as described in “Base Salary” above) so that total 2013 incentive compensation, including the RCC restricted stock award, was $3,450,000 (of which $150,000 was attributed to Mr. J. Cohen’s base salary as described in “Base Salary” above). The Compensation Committee determined, with Mr. J. Cohen concurring, that the aggregate compensation paid to Mr. J. Cohen for fiscal 2013 was reasonable and appropriate, taking into consideration his accomplishments, previous cash and stock awards and level of ownership of stock in us and RCC.

Our Other NEOs. For fiscal 2013, our Compensation Committee awarded discretionary bonuses to our other named executive officers based on our Chief Executive Officer’s recommendations and in consideration of the accomplishments set forth above, which included bonuses in cash, awards of our restricted stock and RCC stock awards that were approved by RCC’s Compensation Committee, as follows:

•	Mr. Brotman was awarded $975,000 ($331,250 of which was in the form of our restricted stock and $150,000 of which was in the form of RCC restricted stock).

•	Mr. Elliott was awarded $975,000 ($331,250 of which was in the form of our restricted stock and $150,000 of which was in the form of RCC restricted stock).

•	Mr. Feldman was awarded $1,100,000 ($462,500 of which was in the form of our restricted stock).

•	Mr. Blomstrom was awarded $950,000 ($308,750 of which was in the form of our restricted stock and $150,000 of which was in the form of RCC restricted stock).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report has been provided by the Compensation Committee of the Board of Directors of Resource America, Inc.

Carlos C. Campbell, Chairman

Hersh Kozlov

John S. White

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table describes the “total compensation” earned by our NEOs in the past three fiscal years. The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary. Base salary earned during each of the past three fiscal years. Refer to “Compensation Discussion and Analysis – Elements of Our Compensation Program – Base Salary.”

Bonus. Discretionary cash bonuses awarded to our NEOs. Refer to “Compensation Discussion and Analysis – Elements of Our Compensation Program – Bonus – Discretionary.” Performance – based bonus awards to Mr. J. Cohen are set forth in Non – Equity Incentive Plan Compensation, as discussed below.

Stock Awards. The awards disclosed under the heading “Stock Awards” consist of awards of restricted stock made to our named executive officers, disregarding any possible forfeitures as a result of failure to satisfy service conditions. The dollar amounts for the awards represent the compensation expense recognized in such fiscal year under ASC 718 for each NEO as reported in our consolidated financial statements included in our 2013 Form 10-K. The recognized compensation expense of the stock awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the NEO based on the value of the stock at vesting.

Non–Equity Incentive Plan Compensation. Because payments made to our Chief Executive Officer under the Annual Incentive Plan are based on pre-established and communicated performance targets, the outcome of which were substantially uncertain, the Annual Incentive Plan qualifies as an incentive plan as defined by the SEC, and cash payments thereunder are considered non-equity incentive plan compensation and are disclosed under the heading “Non-Equity Incentive Plan Compensation.” For more information on these awards refer to “– Compensation Discussion and Analysis – Elements of Our Compensation Program – Bonus – Performance – Based.”

RCC Restricted Stock Awards. The amount disclosed under “All Other Compensation” includes awards of RCC restricted stock earned in the past three fiscal years, valued at the closing price of RCC stock on the respective dates of grant. RCC is not our subsidiary but is consolidated in our financial statements. These awards generally vest 33-1/3% per year, and include a right to receive dividends on unvested shares. Refer to “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Incentives – RCC Restricted Stock” for additional information.

SUMMARY COMPENSATION TABLE

Name and principal position	Year (1)	Salary ($) (2)	Bonus ($)	Stock awards ($) (3)	Non-equity incentive plan compensation ($)	All other compensation ($) (4)	Total ($)
Jonathan Z. Cohen President & Chief Executive Officer	2013 2012TP 2012 2011	450,000 112,500 450,000 450,006	150,000 50,000 200,000 —	1,050,000 50,000 200,000 —	1,000,000 — 600,000 150,000	1,279,520 687,500 2,788,121 381,860	3,929,520 900,000 4,238,121 981,866

Jeffrey F. Brotman Executive Vice President	2013 2012TP 2012 2011	350,000 87,500 350,000 350,000	493,750 126,407 505,628 100,000	331,250 25,000 100,000 —	— — — —	179,801 200,000 831,682 221,436	1,354,801 438,907 1,787,310 671,436

Thomas C. Elliott Senior Vice President & Chief Financial Officer	2013 2012TP 2012 2011	350,000 84,375 350,000 337,501	493,750 225,000 505,628 200,000	331,250 — 100,000 —	— — — —	174,335 200,000 835,641 222,367	1,349,335 509,375 1,791,269 759,868

Alan F. Feldman Senior Vice President, Chief Executive Officer of Resource Real Estate, Inc.	2013	350,000	637,500	462,500	—	22,200	1,472,200

Jeffrey D. Blomstrom Senior Vice President, President of Resource Financial Fund Management	2013	350,000	491,250	308,750	—	150,000	1,300,000

(1)	On September 30, 2013, we changed our fiscal year end from September 30 to December 31, effective September 30, 2012. Year 2013 refers to the fiscal year ended December 31, 2013. Year 2012TP refers to the three month transition period from October 1, 2012 to December 31, 2012. Years 2012 and 2011 refer to the fiscal years ended September 30, 2012 and September 30, 2011, respectively.
(2)	Salaries earned during the fiscal years ended September 30 may differ from the annual salary determined by our Compensation Committee because such determinations are made on a calendar year basis.
(3)	Represents the grant date fair value of the award as computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation.
(4)	All other compensation includes the following:

•	Awards of RCC restricted stock earned in the past three fiscal years, valued at the closing price of RCC common stock on the respective dates of grant, as well as 401(k) employer match contributions and employee perquisites, as follows:

•	Awards of RCC restricted stock earned during fiscal 2013 and granted in January 2014 are as follows: Mr. J. Cohen - $1,250,000; Mr. Brotman - $150,000; Mr. Elliott - $150,000; and Mr. Blomstrom - $150,000.

•	Awards of RCC restricted stock earned during fiscal 2012 and granted in December 2012 are as follows: Mr. J. Cohen - $2,750,000; Mr. Brotman - $800,000; and Mr. Elliott - $800,000.

•	Awards of RCC restricted stock earned during fiscal 2011 and granted in January 2012 are as follows: Mr. J. Cohen - $350,000; Mr. Brotman - $200,000; and Mr. Elliott - $200,000.

•	401(k) employer match contributions for 2013 are as follows: Mr. J. Cohen - $4,841; Mr. Brotman - $10,250; Mr. Elliott - $10,250; and Mr. Feldman - $10,250.

•	Employee perquisites comprised of automobile allowance or personal use of an automobile provided by us, parking cost reimbursement, and reimbursement of out-of-pocket medical costs.

Grants of Plan-Based Awards Table

During fiscal 2013, we granted plan-based awards to our NEOs. Some of our NEOs also received awards of RCC restricted stock from RCC. Refer to “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Incentives – RCC Restricted Stock” for additional information. The following table sets forth information with respect to each of these awards on a grant-by-grant basis.

2013 GRANTS OF PLAN-BASED AWARDS

Name	Grant date	All other stock awards: number of shares of stock (#) (2)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Jonathan Z. Cohen Our restricted stock (1) RCC restricted stock (2)	11/7/2013 01/2/2013	5,787 229,000	— —	— —	50,000 1,330,490

Jeffrey F. Brotman Our restricted stock (1)	11/7/2013	3,616	—	—	31,250

Thomas C. Elliott Our restricted stock (1)	11/7/2013	3,616	—	—	31,250

Alan F. Feldman Our restricted stock (1)	11/7/2013	7,233	—	—	62,500

Jeffrey D. Blomstrom Our restricted stock (1)	11/7/2013	1,012	—	—	8,750

(1)	Represents grants of our restricted stock in connection with the successful sale of the Whispertree transaction valued at the closing price of our common stock on the grant date of $8.64. The stock vests 25% per year over four years and includes dividend equivalent rights. There were no stock option grants during 2013.
(2)	Represents a grant of RCC’s restricted stock valued at the closing price of RCC’s common stock on the grant date of $5.81. The stock vests 33.33% per year over three years and includes dividend equivalent rights.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth unexercised stock options, stock that has not vested and equity incentive plan awards granted to our NEOs that were outstanding as of the end of fiscal 2013.

Options (disclosed under the “Option awards” columns).

Restricted stock awards (disclosed under the “Stock awards” columns), valued at the closing price of our common stock on December 31, 2013.

RCC restricted stock awards (disclosed under the “Stock awards” columns), valued at the closing price of RCC’s common stock on December 31, 2013.

The following table sets forth information with respect to each of these awards on an award-by-award basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)
Jonathan Z. Cohen
Our stock awards	275,000	—	16.66	07/01/2015	11,095	(1)	103,849
					21,771	(2)	203,777
					5,787	(3)	54,166
RCC stock awards	100,000	—	15.00	03/07/2015	138,504	(4)	821,329
					41,371	(5)	245,330
					158,596	(6)	940,474
					229,000	(7)	1,357,970
Jeffrey F. Brotman
Our stock awards	30,000	—	24.28	06/18/2017	6,099	(8)	57,087
					3,698	(1)	34,613
					10,885	(2)	101,884
					3,616	(3)	33,846
RCC stock awards					83,102	(4)	492,795
					23,640	(5)	140,185
					90,549	(6)	536,956
Thomas C. Elliott
Our stock awards	5,298	—	15.96	04/07/2015	6,099	(8)	57,087
	64,083	—	15.96	04/07/2015	3,698	(1)	34,613
	5,000	—	8.14	05/21/2018	10,885	(2)	101,884
					3,616	(3)	33,846
RCC stock awards	10,000	—	15.00	03/07/2015	69,252	(4)	410,664
					23,640	(5)	140,185
					90,549	(6)	536,956
Alan F. Feldman
Our stock awards	5,000	—	8.14	05/21/2018	4,487	(9)	41,998
					3,655	(10)	34,211
					10,885	(2)	101,884
					7,233	(3)	67,701
RCC stock awards	5,000	—	15.00	03/07/2015	34,578	(11)	205,048
					5,818	(12)	34,501
Jeffrey D. Blomstrom
Our stock awards	161,890	—	15.91	04/07/2015	4,487	(9)	41,998
	5,000	—	8.14	05/21/2018	3,655	(10)	34,211
					10,885	(2)	101,884
					1,012	(3)	9,472
RCC awards	10,000	—	15.00	03/07/2015	82,987	(11)	492,113
					11,635	(12)	68,996
					90,549	(6)	536,956

(1)	These shares of restricted stock were a part of a grant made on January 24, 2011 which provided for vesting at the rate of 25% per year on each anniversary of the grant date.
(2)	These shares of restricted stock were a part of a grant made on December 17, 2012 which provided for vesting at the rate of 25% per year on each anniversary of the grant date.
(3)	These shares of restricted stock were a part of a grant made on November 7, 2013 which provided for vesting at the rate of 25% per year on each anniversary of the grant date.
(4)	These shares of restricted stock were a part of a grant made on January 26, 2011 and become fully vested on the third anniversary of the grant date.
(5)	These shares of restricted stock were a part of a grant made on January 6, 2012 which provided for vesting at the rate of 33.33% per year on each anniversary of the grant date.

(6)	These shares of restricted stock were a part of a grant made on December 20, 2012 which provided for vesting at the rate of 33.33% per year on each anniversary of the grant date.
(7)	These shares of restricted stock were a part of a grant made on January 2, 2013 which provided for vesting at the rate of 33.33% per year on each anniversary of the grant date.
(8)	These shares of restricted stock were a part of a grant made on January 20, 2010 which provided for vesting at the rate of 25% per year on each anniversary of the grant date.
(9)	These shares of restricted stock were a part of a grant made on February 10, 2010 which provided for vesting at the rate of 25% per year on each anniversary of the grant date.
(10)	These shares of restricted stock were a part of a grant made on February 7, 2011 which provided for vesting at the rate of 25% per year on each anniversary of the grant date.
(11)	These shares of restricted stock were a part of a grant made on February 8, 2011 and become fully vested in the third anniversary of the grant date.
(12)	These shares of restricted stock were a part of a grant made on February 10, 2012 which provided for vesting at the rate of 33.33% per year on each anniversary of the grant date.

Option Exercises and Stock Vested Table

With respect to our NEOs, this table shows each officer’s restricted stock awards that vested during fiscal 2013 and stock options that were exercised by such officers during fiscal 2013.

Restricted Stock (disclosed under the “Stock awards” columns). The dollar value reflects the final pre-tax value received by such officers upon the vesting of restricted stock (our or RCC’s stock price on the vesting date), not the grant-date fair value or, in the case of our restricted stock, recognized compensation expense disclosed elsewhere in this proxy statement.

2013 OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Jonathan Z. Cohen
Our stock awards	—	—	12,803	107,546
RCC stock awards	—	—	119,251	723,730

Jeffrey F. Brotman
Our stock awards	—	—	11,574	95,412
RCC stock awards	—	—	63,517	385,521

Thomas C. Elliott
Our stock awards	—	—	11,574	95,412
RCC stock awards	—	—	63,517	385,521

Alan F. Feldman
Our stock awards	—	—	34,940	278,845
RCC stock awards	—	—	52,918	325,011

Jeffrey D. Blomstrom
Our stock awards	—	—	9,940	81,345
RCC stock awards	—	—	55,909	342,643

(1)	Value is calculated by multiplying the shares vested by the fair market value of the securities underlying the shares at the date of vesting.

As of December 31, 2013, we had the following securities authorized for issuance under our equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders
Employee stock options	1,015,163	$16.26		637,272
Director units	262,546	n/a	(1)	172,483

(1)	Upon termination of service by an Eligible Director, we will issue an Eligible Director shares of our common stock equal to the number of vested Units held by the Eligible Director, but all unvested Units will be forfeited.

EMPLOYMENT AGREEMENTS AND POTENTIAL POST-EMPLOYMENT PAYMENTS

Jonathan Z. Cohen

Jonathan Z. Cohen currently serves as our Chief Executive Officer and President under an employment agreement dated October 5, 1999. The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. The agreement requires Mr. J. Cohen to devote as much of his business time to us as necessary to the fulfillment of his duties, and permits him to have outside business interests. The agreement provided for initial base compensation of $200,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. J. Cohen’s performance. Mr. J. Cohen is eligible to receive incentive bonuses and equity compensation grants in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment.

The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current three year term. We may terminate the agreement sooner upon 60 days’ prior notice or in the event of Mr. J. Cohen’s death or if he is disabled for more than 240 days in any calendar year. Mr. J. Cohen also has the right to terminate the agreement upon a change of control or potential change of control and for cause. Mr. J. Cohen must provide us with 30 days’ notice of a termination by him for cause within 60 days of the event constituting the cause. We then would have 30 days in which to cure and, if we do not do so, Mr. J. Cohen’s employment will terminate 30 days after the end of the cure period. Mr. J. Cohen can terminate the agreement without cause upon 180 days’ notice. Termination amounts payable for any reason upon, or within two years after, a change of control as defined by Section 409A of the Code, which we refer to as a Section 409A change of control, will be paid in a single lump sum and will not be paid until 6 months after the termination date, if such delay is required by Section 409A.

Change of control is defined as:

•	we consummate a merger, consolidation, share exchange, division or other reorganization or transaction with an unaffiliated entity, other than one in which our voting securities immediately prior to the transaction continue to represent at least 60% of the combined voting power immediately after the transaction of us, the surviving entity or, in the case of a division, each entity resulting from the division;

•	during any period of 24 consecutive months, individuals who were Board members at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•	we consummate a plan of complete liquidation or winding up of our company, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries to an unaffiliated entity.

A potential change of control is defined as:

•	the Board approves a plan of complete liquidation or winding up of our company, or agreement of sale of all or substantially all of our assets or all or substantially all of the assets of our primary subsidiaries to an unaffiliated entity;

•	the commencement of a proxy or other contest or effort to effectuate a change in control; or

•	the acting together of any person or persons who are, or seek in any direct or indirect manner to become, beneficial owners, as defined in the Exchange Act, of 25% or more of our voting securities.

A Section 409A change of control event occurs when:

•	any person or group acquires more than 50% of the total fair market value or total voting power of our stock;

•	any person or group acquires during a 12-month period 30% or more of the total voting power of our stock;

•	a majority of our Board members is replaced over a 12-month period by directors who are not endorsed by the incumbent Board members; or

•	any person or group acquires during a 12-month period 40% or more of the total gross fair market value of our assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, purchase of stock or similar transaction with the corporation.

Cause is defined as:

•	without Mr. J. Cohen’s written consent, a substantial change in the services or duties required of Mr. J. Cohen, or the imposition of any services or duties substantially inconsistent with, or in diminution of, Mr. J. Cohen’s current position, services or duties, or status with us;

•	failure to continue Mr. J. Cohen’s coverage under any benefit plan, except to the extent a change applies to our senior executives generally or is required by law; or

•	a material breach of the agreement by us.

The agreement provides the following termination benefits provided that, except in the case of his death, Mr. J. Cohen has executed a release of all claims against us:

•	upon termination due to death, Mr. J. Cohen’s estate will receive (a) an amount equal to his average compensation (defined as the average of the three highest amounts of annual salary and bonus received by Mr. J. Cohen during the then current calendar year, on an annualized basis, and the then preceding eight calendar years) for the then remaining three year term of his agreement, payable in regular payroll installments and (b) automatic vesting of all stock and option awards;

•	upon termination due to disability, Mr. J. Cohen will receive annually (a) an amount equal to the product of (i) his average compensation and (ii) 75% payable in regular payroll installments and (b) automatic vesting of all stock and option awards;

•	upon termination by Mr. J. Cohen for cause or upon a change of control or potential change of control or termination by us, Mr. J. Cohen will receive (a) an amount equal to his average compensation for the then remaining 3-year term of his agreement, payable in regular payroll installments, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards;

•	upon termination that occurs for any reason upon, or within two years after, a Section 409A change of control, Mr. J. Cohen will receive (a) an amount equal to his average compensation for the then remaining 3-year term of his agreement, payable in a single lump sum within 30 days of termination or, if required by Section 409A, six months after the date of termination, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and, (d) automatic vesting of all stock and option awards; and

•	upon termination by Mr. J. Cohen without cause, Mr. J. Cohen will receive automatic vesting of all stock and option awards.

In the event that any payments or benefits to Mr. J. Cohen upon termination become subject to any excise tax imposed under Section 4999 of the Code, we must pay Mr. J. Cohen an additional sum such that the net amounts retained by Mr. J. Cohen, after payment of excise, income and withholding taxes, equals the termination amounts payable.

If a termination event had occurred as of December 31, 2013, we estimate that the value of the benefits to Mr. J. Cohen would have been as follows:

Reason for termination	Severance payment		Benefits		Accelerated vesting of equity awards (1)	Tax Gross-Up
Death	$10,099,966	(2)	—		$3,592,533	—
Disability	$2,524,992	(3)	—		$3,592,533	—
Termination by Mr. Cohen for cause or upon change of control or potential change of control, or by us	$10,099,966	(2)	$67,870	(4)	$3,592,533	$5,146,161	(5)
Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$10,099,966	(2)	$67,870	(4)	$3,592,533	$5,146,161	(5)
Termination by Mr. Cohen without cause	—		—		$3,592,533	—

(1)	Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End”. The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on December 31, 2013. The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on December 31, 2013.
(2)	Calculated as Mr. J. Cohen’s average compensation (defined as the average of the three highest amounts of annual salary and bonus received by Mr. J. Cohen during the then current calendar year, on an annualized basis, or the then preceding eight calendar years) multiplied by three.
(3)	Calculated as Mr. J. Cohen’s average compensation multiplied by 75%. Amount shown represents amount payable annually for the remainder of Mr. J. Cohen’s life.
(4)	Represents rates currently in effect for COBRA insurance benefits (medical, life and dental insurance) for 36 months less the premium charge that would otherwise be paid by Mr. Cohen.
(5)	Assumes a tax rate of 20% for federal excise tax, and an effective individual tax rate of 45.47% for federal, state and local taxes.

Jeffrey F. Brotman

Jeffrey F. Brotman currently serves as our Executive Vice President under an employment agreement dated June 18, 2007. The agreement was amended and restated as of December 29, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. The agreement requires Mr. Brotman to devote as much of his business time to us as necessary to the fulfillment of his duties, and it permits him to have outside business interests. The agreement provides for initial base compensation of $350,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Brotman’s performance. Mr. Brotman is eligible to receive incentive bonus payments, stock option grants, restricted stock grants and other forms of incentive compensation in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment.

The agreement has a term of one year and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current one year term. We may terminate the agreement sooner in the event of Mr. Brotman’s death, if he is disabled for more than 180 days in the aggregate or more than 90 days in any 365-day period, for cause or without cause upon 30 days’ prior notice. Mr. Brotman also has the right to terminate the agreement upon a Section 409A change in control or for good reason. Termination amounts payable for any reason upon, or within two years after, a Section 409A change of control will not be paid until 6 months after the termination date, if such delay is required by Section 409A. Mr. Brotman can terminate the agreement without cause upon 180 days’ notice.

Cause is defined as:

•	committing any act of fraud;

•	willful illegal conduct or gross misconduct which results in material and demonstrable damage to our business or reputation;

•	being charged with a felony;

•	continued failure to substantially perform his duties, other than as a result of physical or mental illness or injury, after written demand; or

•	failure to follow our reasonable written instructions which are consistent with Mr. Brotman’s duties.

The definition of change in control is the same as that in the employment agreement of Mr. J. Cohen, except that it is also a change in control if neither Mr. E. Cohen nor Mr. J. Cohen is on our Board or Mr. J. Cohen is no longer our chief executive officer.

Good reason is defined as:

•	material diminution in Mr. Brotman’s position, authority, duties or responsibilities;

•	any purported termination of Mr. Brotman’s employment by us for a reason or in an manner not expressly permitted under the agreement;

•	our failure to cause any successor to all or substantially all of our business and/or assets to expressly assume our obligations under the agreement;

•	we notify Mr. Brotman that we will not continue to extend the one-year term of his agreement; or

•	any substantial breach of the agreement by us.

The agreement provides the following termination benefits provided that, except in the case of his death, Mr. Brotman has executed a release of all claims against us:

•	upon termination due to death, Mr. Brotman’s estate will receive (a) one year’s base compensation, payable in regular payroll installments, and (b) the value of all incentive compensation, excluding stock option grants, received by Mr. Brotman in the year preceding his death;

•	upon termination due to disability, Mr. Brotman will receive (a) one year’s base compensation, payable in regular payroll installments, and (b) the value of all incentive compensation, excluding stock option grants, received by Mr. Brotman in the year preceding his disability;

•	upon termination by us other than for cause, death or disability, or by Mr. Brotman for good reason, Mr. Brotman will receive (a) his base compensation and any incentive compensation, excluding stock option grants, that he would otherwise have earned for the one-year term of his agreement, payable in regular payroll installments, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, and less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards;

•

upon termination by Mr. Brotman within 6 months of a change of control or upon termination by us in anticipation of a change of control or within 6 months of a change of control, Mr. Brotman will receive (a) an amount equal to 30 months’ of his base compensation and any incentive compensation, excluding stock option grants, that he would otherwise have earned if he had remained employed for a period of 30 months, payable in regular payroll installments, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards;

•	upon termination that occurs for any reason upon, or within two years after, a Section 409A change of control, Mr. Brotman will receive (a) an amount equal to 30 months’ of his base compensation and any incentive compensation, excluding stock option grants, that he would otherwise have earned for a period of 30 months, payable in a single lump sum within 30 days of termination or, if required by Section 409A, six months after the date of termination, (b) if he elects to continue to participate in our health plan, we will reimburse him for the COBRA premium cost, less the premium charge that is paid by our employees, during the severance period, (c) an amount equal to the cost we would incur for life, disability and accident insurance coverage during the severance period, less the premium charge that is paid by our employees, and (d) automatic vesting of all stock and option awards.

If we terminate Mr. Brotman’s employment other than for cause, death or disability or if Mr. Brotman terminates his employment for good reason, our reimbursement to Mr. Brotman of COBRA payments will be increased by a tax gross-up payment equal to the amount of the income and FICA taxes imposed upon such reimbursement.

If a termination event had occurred as of December 31, 2013, we estimate that the value of the benefits to Mr. Brotman would have been as follows:

Reason for termination	Severance payment	Benefits		Accelerated vesting of equity awards (1)	Tax Gross-Up
Death	$1,600,000	—		—	—
Disability	$1,600,000	—		—	—
Termination by Mr. Brotman for good reason, or by us other than for cause, death or disability	$1,600,000	$16,374	(2)	$1,397,366	$13,901
Termination by Mr. Brotman upon change in control	$4,000,000	$40,936	(3)	$1,397,366	$34,753
Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$4,000,000	$40,936	(3)	$1,397,366	$34,753

(1)	Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on December 31, 2013. The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on December 31, 2013.
(2)	Represents rates currently in effect for COBRA insurance benefits for 12 months less the premium charge that would otherwise be paid by Mr. Brotman.
(3)	Represents rates currently in effect for COBRA insurance benefits for 30 months less the premium charge that would otherwise be paid by Mr. Brotman.

Thomas C. Elliott

The terms of our employment agreement with Thomas C. Elliott, dated February 10, 2014, are the same as those of our employment agreement with Mr. Brotman, described above, except as follows: Mr. Elliott currently serves as Senior Vice President and Chief Financial Officer; Mr. Elliott’s initial base compensation is $350,000 per year; Mr. Elliott is required to devote substantially all of his time and attention to our business; Mr. Elliott does not have a right to terminate for good reason if we notify him that we will not continue to extend the one-year term of his agreement; Mr. Elliott receives only his base compensation in the event he terminates his employment for good reason or we terminate other than for cause, death or disability; and Mr. Elliott is entitled to two year’s compensation upon a change of control.

If a termination event had occurred as of December 31, 2013, we estimate that the value of the benefits to Mr. Elliott would have been as follows:

Reason for termination	Severance payment	Benefits		Accelerated vesting of equity awards (1)	Tax Gross-Up
Death	$1,600,000	—		$1,315,235	—
Disability	$1,600,000	—		—	—
Termination by Mr. Elliott for good reason, or by us other than for cause, death or disability	$1,600,000	$22,623	(2)	$1,315,235	$22,156
Termination by Mr. Elliott upon change in control	$3,200,000	$45,247	(3)	$1,315,235	$44,314
Termination that occurs for any reason upon, or within two years after, a Section 409A change of control	$3,200,000	$45,247	(3)	$1,315,235	$44,314

(1)	Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End”. The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on December 31, 2013. The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on December 31, 2013.
(2)	Represents rates currently in effect for COBRA insurance benefits for 12 months less the premium charge that would otherwise be paid by Mr. Elliott.
(3)	Represents rates currently in effect for COBRA insurance benefits for 24 months less the premium charge that would otherwise be paid by Mr. Elliott.

Alan F. Feldman

The terms of our employment agreement with Alan F. Feldman, dated January 29, 2009, are the same as those of our employment agreement with Mr. Brotman, described above, except as follows: Mr. Feldman currently serves as our Senior Vice President and as the Chief Executive Officer of Resource Real Estate; Mr. Feldman’s initial base compensation is $350,000 per year; Mr. Feldman received 100,000 shares of our common stock and 37,500 shares of RCC common stock; the definition of “good reason” does not include a failure by us to require a successor to assume the obligations of Mr. Feldman’s agreement; and Mr. Feldman’s agreement does not have provisions relating to a change in control.

If a termination event had occurred as of December 31, 2013, we estimate that the value of the benefits to Mr. Feldman would have been as follows:

Reason for termination	Severance payment	Benefits		Accelerated vesting of equity awards (1)	Tax Gross-Up
Death	$1,600,000	—		—	—
Disability	$1,600,000	—		—	—
Termination by Mr. Feldman for good reason, or by us other than for cause, death or disability	$1,600,000	$15,876	(2)	$1,022,299	$15,548

(1)	Represents the value of unvested and accelerated option awards and stock awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End”. The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable stock on December 31, 2013. The payments relating to stock awards are calculated by multiplying the number of accelerated shares or units by the closing price of the applicable stock on December 31, 2013.
(2)	Represents rates currently in effect for COBRA insurance benefits for 12 months less the premium charge that would otherwise be paid by Mr. Feldman.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy for Evaluating Related Person Transactions. We have a written policy that our Board of Directors, or a committee of the Board consisting solely of independent directors (excluding interested directors), review all proposed transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “related person transactions.” A “related person” is defined under applicable SEC regulations and includes our directors, executive officers and beneficial owners of 5% or more of our common stock. In approving any related person transaction, the Board or committee must determine that the transaction is fair and reasonable to us. All of the transactions described below were approved by our Board of Directors or one of our committees consisting solely of independent directors.

Related Person Transactions. In the ordinary course of our business operations, we sponsor and manage investment entities and have ongoing relationships with several related entities. The following table details the receivables and payables with these related parties as of December 31, 2013 (in thousands):

December 31, 2013
Receivables from managed entities and related parties, net:
Real estate investment entities	$21,487
Commercial finance investment entities (1)	8,174
Financial fund management investment entities	1,138
RCC	2,397
Other	124
Payables due to managed entities and related parties, net:
Real estate investment entities (2)	$2,940
Other	170

(1)	Net of reserve credit losses of $36.2 million related to management fees owed from three commercial finance investment entities that, based on estimated cash distributions, are not expected to be collectible.
(2)	Reflects $2.9 million in funds held by the real estate investment entities to self insure the properties.

We receive fees, dividends and reimbursed expenses from several related/managed entities. In addition, we reimburse related entities for certain operating expenses. The following table details those activities for the fiscal year ended December 31, 2013 (in thousands):

December 31, 2013
Fees from unconsolidated investment entities:
Real estate (1)	$23,356
Financial fund management	3,115
Commercial finance (2)	—
RCC:
Management, incentive and servicing fees	13,720
Dividends paid	2,241
Reimbursement of costs and expenses	3,782
CVC Credit Partners – reimbursement of net costs and expenses	1,195
Resource Real Estate Opportunity REIT I:
Reimbursement of costs and expenses	1,633
Dividends paid	114
LEAF:
Payment for sub-servicing the commercial finance investment partnerships	(898)
Payment for rent and related expenses	(543)
Reimbursement of net costs and expenses	213
1845 Walnut Associates Ltd.:
Payment for rent and related expenses	(702)
Property management fees	122
Brandywine Construction & Management, Inc. – payment for property management of hotel property	(226)
Atlas Energy, L.P. – reimbursement of net costs and expenses	240
Ledgewood P.C. – payment for legal services	(240)
Graphic Images, LLC – payment for printing services	(179)
The Bancorp, Inc. – reimbursement of net costs and expenses	114
9 Henmar LLC – payment of broker/consulting fees	(41)

(1)	Reflects discounts recorded by us of $179,000 in fiscal 2013 in connection with management fees from our real estate investment entities that we expect to receive in future periods.
(2)	During fiscal 2013 we waived $1.8 million of our fund management fees from our commercial finance investment entities.

Relationship with RCC. Since March 2005, we have had a management agreement with RCC pursuant to which we provide RCC with investment management and administrative services. The agreement automatically renews for a one-year term on March 31 in each year unless at least two-thirds of the independent directors or a majority of the outstanding common shareholders agrees to not renew it. We receive a base management fee, incentive compensation, property management fees and reimbursement for out-of-pocket expenses. The base management fee is equal to 1/12th of the amount of RCC’s equity (including equity attributable to preferred stock), as defined by the management agreement, multiplied by 1.50%. Incentive compensation is based on the products of (i) 25% of the dollar amount by which, (A) RCC’s net income (determined in accordance with GAAP) per common share (before non-cash equity compensation expense and incentive compensation) for a quarter (based on the weighted average number of shares outstanding) exceeds, (B) an amount equal to (1) the weighted average share price of shares of common stock in RCC’s offerings, multiplied by, (2) the greater of (A) 2.00% or (B) 0.50% plus one-fourth of the Ten Year Treasury rate as defined in the management agreement for such quarter, multiplied by, (ii) the weighted average number of common shares outstanding for the quarter. The calculation may be adjusted for one-time events due to changes in GAAP as well as other non-cash charges upon approval of RCC’s independent directors. The management agreement provides for reduction of the incentive management fee earned by us by the amount of fees paid directly by RCC to our employees, agents and/or affiliates with respect to profits earned by a taxable REIT subsidiary of RCC that is managed by one of our subsidiaries.

We are also directly reimbursed for the wages and benefits of RCC’s chief financial officer, an executive officer who devotes all of his time to serve as RCC’s chairman of the board, and a sufficient number of accounting professionals, each of whom is or will be exclusively dedicated to RCC’s operations (number and amounts charged are reviewed and approved by RCC’s Board of Directors), and 50% of the wages and benefits of a director of investor relations who is 50% dedicated to RCC’s operations.

In connection with our April 2012 sale of Apidos Capital Management, LLC, which we refer to as Apidos, to CVC Capital Partners, or CVC, we are required to remit a portion of the base management fee and incentive compensation we receive from RCC to CVC Credit Partners, a joint venture between us and CVC. The percentage paid to CVC Credit Partners is determined by dividing the equity RCC holds in four Apidos CLOs by the calculated equity used to determine the base management fee. Any incentive compensation paid to CVC Credit Partners excludes non-recurring items unrelated to CVC Credit Partners. In October 2013, one of the CLOs was refinanced into another CLO, reducing our equity in these CLOs and the compensation to CVC Credit Partners.

Pursuant to our management agreement and a services agreement entered into in February 2011 between us and RCC to provide subadvisory collateral management and administrative services, RCC pays CVC Credit Partners 10% of all base and additional collateral management fees and 50% of all incentive collateral management fees CVC Credit Partners collects in connection with managing five CDOs holding approximately $1.7 billion in bank loans whose management contracts RCC had acquired.

In January 2010, RCC loaned us $2.0 million at an interest rate of 8%. The loan matures on January 14, 2015, and we have the option to extend the loan for two additional twelve month periods. We must make earlier principal repayments upon the receipt of distributions from one of our real estate investment entities. Interest and principal payments of $114,000 and $621,000, respectively, were made during the year ended December 31, 2013. The loan balance was $950,000 at December 31, 2013.

Relationship with Resource Real Estate Opportunity REIT, Inc. We formed Resource Real Estate Opportunity REIT, which we refer to as RRE Opportunity REIT, in fiscal 2009. We are entitled to receive reimbursements for costs associated with the formation and operating expenses of RRE Opportunity REIT. Since September 2009, we have had a management agreement with RRE Opportunity REIT pursuant to which we provide investment management and administrative services. The agreement automatically renews for a one-year term upon the approval of the conflicts committee of the RRE Opportunity REIT board of directors. We receive acquisition, asset management, disposition and debt financing fees and reimbursement for out-of-pocket expenses. As of December 31, 2013, we had a $787,000 receivable due from RRE Opportunity REIT.

Relationship with Atlas Energy, L.P. Mr. E. Cohen is our Chairman of the Board and is also the chief executive officer and president of the general partner of Atlas Energy, L.P., which we refer to as Atlas. Mr. J. Cohen, our CEO and President, is also such general partner’s chairman of the board. Atlas subleases office space from us and also reimburses us for certain shared services. At December 31, 2013, we had a $22,000 payable balance due to Atlas.

Relationship with 1845 Walnut Associates Ltd. We own a 7% investment in a real estate partnership that owns a building at 1845 Walnut Street, Philadelphia in which we also lease office space. In February 2009, we amended our lease for offices in this building to extend the lease termination date through May 2013. In October 2012, we signed a new ten-year lease for 28,930 square feet of office space in the same building commencing in August 2013. We were provided a tenant allowance of $1.5 million for renovation of the office. The lease provides for a five-year extension at our option. In March 2013, we assumed management of the building.

Relationship with Ledgewood P.C. Ledgewood is a law firm that has provided legal services to us since 1991. Until March 2006, Mr. Jeffrey F. Brotman was the managing member of Ledgewood. Mr. Brotman remained of counsel to Ledgewood through June 2007, at which time he became our Executive Vice President. In connection with his separation, Mr. Brotman will receive payments from Ledgewood through 2014.

Mr. E. Cohen, who was of counsel to Ledgewood until April 1996, receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest in the firm.

Relationship with Graphic Images, LLC. We use the services of Graphic Images, a printing company, whose principal owner is the father of our Chief Financial Officer.

Relationship with retirement trusts. We have established two trusts to fund a SERP retirement plan for Mr. E. Cohen. The 1999 Trust, a secular trust, purchased and currently holds 100,000 shares of common stock of The Bancorp, Inc. ($1.0 million fair value at September 30, 2012). See “Relationship with The Bancorp, Inc.” below. This trust and its assets are not included our consolidated balance sheets, but trust assets are considered in determining the amount of our liability under the SERP.

Relationship with The Bancorp, Inc. (Nasdaq: TBBK). The Bancorp, Inc. is a bank holding company that was organized in 2000 and in which we were an original investor. Mr. Daniel G. Cohen (“Mr. D. Cohen”) is the chairman of the board and Mrs. Betsy Z. Cohen (“Mrs. B. Cohen”) is the Chief Executive Officer of Bancorp and its subsidiary bank. Mrs. B. Cohen is the wife of Mr. E. Cohen, and Mr. E. Cohen and Mrs. B. Cohen are the parents of Messrs. J. Cohen and D. Cohen. Michael J. Bradley and Hersh Kozlov, two of our directors, are each members of the Board of Directors of Bancorp. Beginning in June 2011, we sublet a portion of our New York office space to Bancorp. Additionally, we held cash deposits of $32,000 at Bancorp at December 31, 2013.

Relationship with 9 Henmar LLC. We own interests in entities that have sponsored CDO issuers and manage pools of trust preferred securities acquired by the CDO issuers. These entities and CDO issuers were originated and developed in large part by Mr. D. Cohen. We agreed to pay Mr. D. Cohen’s company, 9 Henmar, 10% of the fees we receive, before expenses, in connection with the first four of these CDOs that we sponsored and manage.

Relationship with Brandywine Construction & Management, Inc. Brandywine Construction & Management, Inc., which we refer to as BCMI, is a real estate management firm that has provided services to us since 1991. BCMI currently manages the property underlying one of our real estate investments. Mr. E. Cohen is the chairman of BCMI and a minority stockholder.

In March 2008, we sold a 19.99% interest in two indirect subsidiaries that hold a hotel property in Savannah, Georgia to a limited liability company owned by Adam Kauffman, president of BCMI, for $1 million plus $130,000 in fees, and recognized a gain of $612,000. Mr. Kauffman now has a right-of-first-offer to purchase the balance of our interest in the hotel.

Relationship with CVC Credit Partners. In conjunction with our sale in April 2012 of Apidos to CVC, we received, in part, a 33% limited partner interest in CVC Credit Partners, a joint venture between us and CVC, and a 33% interest in the General Partner of CVC Credit Partners. Mr. J. Cohen, our Chief Executive Officer and President, serves as the chairman of the board of CVC Credit Partners for a term extending to December 31, 2014 and for so long as we hold at least 10% of the partnership interest in CVC Credit Partners. In addition, so long as we hold at least 25% of the partnership interests, our consent will be required for all non-routine partnership actions, including dispositions and acquisitions in excess of specified thresholds, declarations of distributions, appointment and termination of senior employees, establishment of new investment funds and financings in excess of specified thresholds. In accordance with the shared services agreement we have with CVC Credit Partners, we will receive $94,000 per month for reimbursement of various operating costs and expenses we incur on behalf of the partnership.

Relationship with LEAF Commercial Capital, Inc. We maintain a shared service agreement with LEAF for the reimbursement of various costs and expenses we incur on behalf of LEAF. In addition, we sublet office space in Philadelphia, Pennsylvania from LEAF under a lease that expired in August 2013.

Sub-servicing agreement with LEAF for the commercial finance investment funds. We entered into a sub-servicing agreement with LEAF to provide management services for our remaining commercial finance funds. The fee is equal to LEAF’s costs to provide these services up to a maximum of 1% of the net present value of all lease and loan contracts comprising each commercial finance fund’s borrowing base under its credit facilities or securitizations. In addition, LEAF is entitled to an evaluation fee equal to 50% of any acquisition or similar fee collected by us in connection with the acquisition of any new lease or loan contracts for which LEAF provides evaluation services.

Advances to Affiliated Real Estate Limited Partnership. We have made advances to an affiliated real estate limited partnership under a $3.0 million revolving note, bearing interest at the prime rate. The amount drawn, which is due upon demand, was $2.3 million as of December 31, 2013. We recorded $73,000 of interest income on this loan during fiscal 2013.

PROPOSAL 2: APPROVAL OF THE RESOURCE AMERICA, INC. AMENDED AND RESTATED OMNIBUS EQUITY COMPENSATION PLAN

Our Board of Directors has amended and restated the Resource America, Inc. Omnibus Equity Compensation Plan to be effective as of May 29, 2014, subject to stockholder approval. The Plan has been amended to: (i) increase the number of shares authorized for issuance under the Plan from 3,000,000 shares to 4,500,000 shares; (ii) extend the expiration date of the Plan to May 29, 2024; and (iii) make other clarifying and updating amendments to the Plan. The amended and restated Plan is referred to as the Omnibus Plan. The Board of Directors recommends approval of the Omnibus Plan by our stockholders at the Meeting.

Stockholder approval is being sought (i) so that the compensation attributable to grants under the Omnibus Plan may qualify for an exemption from the $1,000,000 deduction limit under section 162(m) of the Code (see discussion of section 162(m) under “Federal Income Tax Consequences” below), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to meet Nasdaq listing requirements. If the stockholders do not approve the amended and restated Omnibus Plan, the 2005 Omnibus Equity Compensation Plan, as previously amended and restated, will continue in effect without regard to this restatement of the Omnibus Plan.

As of April 8, 2014, we had 20,369,839 common shares outstanding. Additionally, as of March 18, 2014, we had 219,865 shares available for grant under the Omnibus Plan and 162,848 shares available under the 2012 Director Deferred Stock Plan. Also, as of March 18, 2014, we had a total of 1,015,163 stock options outstanding under our equity compensation plans with a weighted average exercise price of $16.26 and weighted average remaining term of 1.51 years, and a total of 723,217 full-value awards outstanding (including non-vested deferred director units) under our equity compensation plans. Other than the foregoing, no other compensatory awards under our equity compensation plans or otherwise were outstanding or available for grant as of March 18, 2014.

The Board of Directors believes that the approval of the Omnibus Plan by the stockholders will further our compensation structure and strategy. Our ability to attract, retain and motivate top quality management, employees and non-employee directors is material to our success, and the Board of Directors has concluded that this would be enhanced by our ability to make grants under the Omnibus Plan. In addition, the Board of Directors believes that the interests of our company and stockholders will be advanced if we can offer employees and non-employee directors the opportunity to acquire or increase their proprietary interests in our company.

The material terms of the Omnibus Plan are summarized below. A copy of the full text of the Omnibus Plan is attached to this Proxy Statement as Exhibit A. This summary of the Omnibus Plan is not intended to be a complete description of the Omnibus Plan and is qualified in its entirety by the actual text of the Omnibus Plan to which reference is made.

Material Features of the Omnibus Plan

General. The Omnibus Plan provides that grants may be in any of the following forms:

•	incentive stock options

•	nonqualified stock options

•	stock appreciation rights (referred to as SARs)

•	stock units

•	performance shares

•	stock awards

•	dividend equivalents

•	other stock-based award

The Omnibus Plan authorizes up to 4,500,000 shares of Common Stock for issuance, subject to adjustment as described below. If and to the extent options and SARs granted under the Omnibus Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, performance shares, dividend equivalents or other stock-based awards are forfeited or terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Omnibus Plan. If any shares of Common Stock are withheld to pay the exercise price of an option or withheld for purposes of satisfying our minimum tax withholding obligations with respect to a grant, such shares will not be available for re-issuance under the Omnibus Plan. If SARs are granted, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs and without regard to any cash settlement of the SARs. Except for SARs settled in cash, to the extent any grants are paid in cash, and not in shares of Common Stock, any shares previously subject to such grants will not count against the share limits under the Omnibus Plan.

The Omnibus Plan provides that the maximum aggregate number of shares of Common Stock with respect to which grants, other than dividend equivalents, may be made to any individual during any calendar year is 500,000 shares, subject to adjustment as described below. Grantees may not accrue dividend equivalents during any calendar year under the Omnibus Plan in excess of $200,000. The individual limits described in this paragraph shall apply without regard to whether the grants are to be paid in Common Stock or in cash. All cash payments (other than dividend equivalents) shall equal the fair market value of the shares of Common Stock to which the cash payment relates.

If approved by the stockholders, the amended and restated Omnibus Plan will become effective on May 29, 2014 and shall apply to grants made after the effective date.

Administration. The Omnibus Plan is administered and interpreted by the Compensation Committee of our Board of Directors, except that the Board of Directors may make grants under the Omnibus Plan to our non-employee directors. The Compensation Committee has the authority to (i) determine the individuals to whom grants will be made under the Omnibus Plan, (ii) determine the type, size and terms of the grants, (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, subject to the limitations described below, (v) adopt guidelines separate from the Omnibus Plan that set forth the specific terms and conditions for grants under the Omnibus Plan, and (vi) deal with any other matters arising under the Omnibus Plan. The Compensation Committee and the Board of Directors may delegate their authority under the Omnibus Plan as appropriate. References below to the Compensation Committee include the Board of Directors, with respect to grants to non-employee directors. The determinations of the Compensation Committee are made in its sole discretion and are final, binding and conclusive.

Eligibility for Participation. All of our employees and employees of our subsidiaries are eligible for grants under the Omnibus Plan. Our non-employee directors are also eligible to receive grants under the Omnibus Plan. As of April 8, 2014, approximately 630 employees and 7 non-employee directors are eligible to receive grants under the Omnibus Plan.

Types of Awards.

Stock Options

The Compensation Committee may grant options that are intended to qualify as incentive stock options within the meaning of section 422 of the Code (ISOs) or nonqualified stock options that are not intended to so qualify (NQSOs) or any combination of ISOs and NQSOs. Anyone eligible to participate in the Omnibus Plan may receive a grant of NQSOs. Only employees of our company and certain of our subsidiaries may receive a grant of ISOs.

The Compensation Committee fixes the exercise price per share for options on the date of grant. The exercise price of any option granted under the Omnibus Plan may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of outstanding stock of our company or a subsidiary, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of Common Stock on the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs for tax purposes.

The Compensation Committee determines the term of each option; provided, however, that the term may not exceed ten years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of our company or a subsidiary, the term for such person may not exceed five years from the date of grant. The vesting period for options commences on the date of grant and ends on such date as is determined by the Compensation Committee, in its sole discretion, which is specified in the grant letter. A grantee may pay the exercise price and any withholding taxes upon exercise of an option: (i) in cash or by certified check, (ii) with the approval of the Compensation Committee, by withholding shares of Common Stock having a fair market value on the date of exercise equal to the exercise price, by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares, (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the grantee exercises the option through an irrevocable agreement with a registered broker and the payment is made in accordance with the procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Compensation Committee may approve, to the extent permitted by applicable law.

SARs

The Compensation Committee may grant SARs to anyone eligible to participate in the Omnibus Plan. SARs may be granted in connection with, or independently of, any option granted under the Omnibus Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the base amount set forth in the grant letter. The base amount shall not be less than the fair market value of the Common Stock subject to the SARs on the date of grant. Such payment to the grantee will be in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee. The Compensation Committee will determine the period when SARs vest and become exercisable, the base amount for SARs and whether SARs will be granted in connection with, or independently of, any options. SARs have a maximum term of ten years. SARs may be exercised while the grantee is employed by or providing service to our company or within a specified period of time after termination of such employment or service.

Stock Units

The Compensation Committee may grant stock units to anyone eligible to participate in the Omnibus Plan. Each stock unit provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share Common Stock at a future date. The Compensation Committee determines the number of stock units that will be granted, whether stock units will become payable if specified performance goals or other conditions are met, or under other circumstances, and the other terms and conditions applicable to the stock units. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Compensation Committee. If a stock unit becomes distributable, it will be paid to the grantee in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee.

Performance Shares

The Compensation Committee may grant performance shares to anyone eligible to participate in the Omnibus Plan. Each performance share provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share Common Stock, if specified performance goals are met. The Compensation Committee determines the number of performance shares that will be granted, the performance goals and other conditions for payment of performance shares, the target amount that will be paid under a performance share based on the achievement of the performance goals, and the other terms and conditions applicable to the performance shares. Payments with respect to performance shares will be made in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee.

Stock Awards

The Compensation Committee may grant stock awards to anyone eligible to participate in the Omnibus Plan. The Compensation Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will determine whether they will lapse over a period of time or according to such other criteria as the Compensation Committee determines. The Compensation Committee determines the number of shares of Common Stock subject to the grant of stock awards and the other terms and conditions of the grant. The Compensation Committee will determine to what extent and under what conditions grantees will have the right to vote shares of Common Stock and to receive dividends or other distributions paid on such shares during the restriction period. The Compensation Committee may determine that a grantee’s entitlement to dividends or other distributions with respect to stock awards will be subject to the achievement of performance goals or other conditions.

Dividend Equivalents

The Compensation Committee may grant dividend equivalents with respect to stock units or performance shares to anyone eligible to participate in the Omnibus Plan. Dividend equivalents may be granted in connection with any grants under the Omnibus Plan and may be payable in cash or shares of Common Stock, except dividend equivalents are not permitted on stock options or SARs. Dividend equivalents may be paid currently or accrued as contingent cash obligations or converted to stock units, as determined by the Compensation Committee. Any dividend equivalents with respect to performance-based grants shall vest and be paid only if and to the extent the underlying grant vests and is paid, unless otherwise determined by the Compensation Committee. The terms and conditions of dividend equivalents are determined by the Compensation Committee. Dividend equivalents may accrue on unearned performance awards but shall not be payable unless and until such performance metrics are met.

Other Stock-Based Awards

The Compensation Committee may grant other stock-based awards (which are awards other than options, SARs, stock units, performance shares, stock awards and dividend equivalents) under the Omnibus Plan. The Compensation Committee may grant such other stock-based awards to anyone eligible to participate in the Omnibus Plan. These grants may be cash-based or based on, measured by or payable in shares of Common Stock, and will be payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. The terms and conditions for these grants will be determined by the Compensation Committee.

Qualified Performance Based Compensation. The Compensation Committee may make grants to employees of stock units, performance shares, stock awards, dividend equivalents and other stock-based awards that are intended to meet the requirements of qualified performance based compensation under section 162(m) of the Code. The Compensation Committee will establish in writing (i) the objective performance goals that must be met in order for the grants to vest or be payable, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Compensation Committee deems appropriate and consistent with the Omnibus Plan and the requirements of section 162(m) of the Code. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Compensation Committee. The Compensation Committee will establish in writing the performance goals that must be met either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed. The Committee may not increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: Common Stock price, earnings per share of Common Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, revenue growth, assets under management, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The foregoing measures may be based on the employee’s business unit or the performance of our company or our subsidiaries independently or as a whole, or a combination of the foregoing.

Deferrals. The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the grantee in connection with a grant under the Omnibus Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

Adjustment Provisions. If there is any change in the number or kind of shares of Common Stock by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of Common Stock as a class without our receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the number of shares of Common Stock available for grants, the limit on the number of shares of Common Stock for which any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued or transferred under the Omnibus Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.

Change of Control. If a change of control occurs where our company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Compensation Committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other grants that remain outstanding will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

In the event of a change of control, the Compensation Committee may also take any of the following actions with respect to outstanding grants: (i) provide that all outstanding options and SARs will automatically accelerate and become fully exercisable, (ii) provide that the restrictions and conditions on all outstanding stock awards will immediately lapse, (iii) provide that grantees holding outstanding stock units, performance shares, dividend equivalents and other stock-based awards will receive payment in settlement of such award in an amount determined by the Compensation Committee, (iv) require that grantees surrender their outstanding options and SARs in exchange for payment, in cash or shares of Common Stock as determined by the Compensation Committee, in an amount equal to the amount (if any) by which the then fair market value subject to the grantee’s unexercised options and SARs exceeds the exercise price of the option or the base amount of the SAR, as applicable, or (v) after giving grantees the opportunity to exercise their outstanding options and SARs, the Compensation Committee may terminate any or all unexercised options and SARs at such time as the Compensation Committee determines appropriate. The Compensation Committee making the determinations following a change of control must be comprised of the same members as those on the Compensation Committee immediately before the change of control.

In general terms, a change of control of the company under the Omnibus Plan occurs if (i) a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities; (ii) the company merges into another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity; (ii) the company sells or disposes of all or substantially all of our assets; (iv) the company is liquidated or dissolved; (v) a consummation of a tender offer or exchange offer for a majority of the voting power of the then outstanding shares of the company occurs, or (vi) directors are elected such that a majority of the Board of Directors were members of the Board of Directors for less than two years, unless the election or nomination of any such director who was not a director at the beginning of the two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the two-year period.

No Repricing of Options or SARs. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange or shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

Amendment and Termination of the Omnibus Plan. The Board of Directors may amend or terminate the Omnibus Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The Omnibus Plan will terminate on May 29, 2024, unless the Omnibus Plan is terminated earlier by the Board of Directors or is extended by the Board of Directors with the approval of the stockholders.

New Plan Benefits. Grants under the Omnibus Plan are discretionary, so it is currently not possible to predict the number of shares of Common Stock that will be granted or who will receive grants under the Omnibus Plan after the Meeting.

The last sales price of our Common Stock on April 8, 2014, was $8.27 per share.

Federal Income Tax Consequences

The Federal income tax consequences arising with respect to grants under the Omnibus Plan will depend on the type of grant. The following provides only a general description of the application of federal income tax laws to grants under the Omnibus Plan. This discussion is intended for the information of stockholders considering how to vote at the Meeting and not as tax guidance to grantees in the Omnibus Plan, as the consequences may vary with the types of grants made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares of Common Stock. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of Common Stock are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if shares of Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture) under section 83(b) of the Code; (ii) if an employee is granted an option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of Common Stock acquired upon exercise of such option are held until the greater of one year from the date of exercise and two years from the date of grant; (iii) we will not be entitled to a tax deduction for compensation attributable to grants to one of its top five officers, if and to the extent such compensation does not qualify as qualified performance-based compensation under section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same year, exceeds $1 million, and (iv) an award may be taxable to the recipient as ordinary income, with an additional 20% tax, at the time it becomes vested (even if the vesting date is prior to settlement of the award), if the award constitutes “deferred compensation” under section 409A of the Code, and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or any of its three other most highly compensated officers, other than the chief financial officer, in excess of $1,000,000 in any year. Compensation that qualifies as qualified performance based compensation is excluded from the $1,000,000 deduction cap, and therefore remains fully deductible by the corporation that pays it. Options and SARs are intended to meet the requirements of qualified performance based compensation. Stock units, performance shares, stock awards, dividend equivalents and other stock-based awards granted under the Omnibus Plan will only meet the requirements of qualified performance based compensation if the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary to satisfy our federal, state or local tax withholding obligations with respect to grants under the Omnibus Plan. We may withhold from amounts payable under the Omnibus Plan or other compensation an amount necessary to satisfy tax withholding obligations. The Compensation Committee may permit a grantee to satisfy the withholding obligation by having shares withheld from payment of a grant, provided that the number of shares withheld does not exceed the minimum applicable tax withholding for federal, state and local tax liabilities. The Compensation Committee may permit a grantee to satisfy our withholding obligation that exceeds the minimum applicable withholding rate by transferring to us previously acquired shares of Common Stock.

Vote Required for Approval

The proposal to approve the Omnibus Plan requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on this proposal. Any abstentions will have the effect of votes against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is providing stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our NEOs as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. This proposal, commonly known as a Say on Pay proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our fiscal 2013 executive compensation programs and policies and the compensation paid to our NEOs.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation principles and underlying programs are designed to attract, motivate and retain key executives who are crucial to our long-term success. The compensation paid to our NEOs reflects the following principles of our compensation program:

•	Compensation should attract, retain and motivate executives who possess high-caliber skills and talents, to achieve business success and to drive stockholder value.

•	As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate, business unit and individual performance measures.

•	Equity-based incentives are an effective method of facilitating an ownership culture and further aligning the interests of executives with those of our stockholders.

Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in our proxy statement dated April 15, 2014.”

This vote will not be binding on or overrule any decisions by the Board of Directors, nor will it create or imply any additional fiduciary duty on the part of the Board, nor will it restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our NEOs.

At our 2011 annual meeting, stockholders determined that an advisory vote on the compensation of our NEOs should be held every three years and, accordingly, our next advisory vote on NEO compensation will be held at our 2017 annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of Grant Thornton, LLP, or Grant Thornton, as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2014. Although approval is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. The Audit Committee anticipates engaging Grant Thornton to review our financial statements for fiscal 2014. If the selection of Grant Thornton is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if Grant Thornton is approved, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON TO AUDIT OUR FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

We expect that representatives of Grant Thornton will be present at the annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

Audit Fees. The aggregate fees billed by Grant Thornton for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2013 and December 31, 2012 (including a review of internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002) and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q during such fiscal years were $2,687,049 (including $824,000 related to RCC audit fees) and $1,571,050 (including $840,000 related to RCC audit fees), respectively.

Audit-Related Fees. The aggregate fees billed by Grant Thornton for audit-related services, including consulting on accounting issues in connection with potential capital transactions, assisting with responses to SEC comments letters and the audits of our 401(k) Plan, were $256,973 (including $62,000 related to RCC audit related fees) and $170,450 (including $24,000 related to RCC audit related fees) for the fiscal years ended December 31, 2013 and 2012, respectively.

Tax Fees. The aggregate fees billed by Grant Thornton for professional services related to tax compliance, tax advice and tax planning were $54,044 (including $24,000 related to RCC tax related fees) and $74,653 (including $51,000 related to RCC audit related fees) for the fiscal years ended December 31, 2013 and 2012, respectively.

All Other Fees. Grant Thornton did not bill for products and services provided to us, other than services described above under “Audit Fees,” “Audited-Related Fees” and “Tax Fees,” for the fiscal years ended December 31, 2013 and 2012.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton as well as the fees charged by Grant Thornton for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. All of such services and fees were pre-approved during fiscal 2013.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Stockholder proposals or nominations for election of directors submitted for inclusion in our proxy statement for our 2015 annual meeting of stockholders must be received by us no later than December 17, 2014. Such items must comply with the eligibility standards promulgated by the SEC. In accordance with our bylaws, stockholder proposals or nominations for election of directors to be brought before the 2015 meeting, but not to be included in our proxy statement, must be received by us not later than January 16, 2015. The notice must contain all of the information required by our Bylaws, a copy of which is available upon request from our Secretary.

By order of the Board of Directors,
Michael S. Yecies, Secretary
April 15, 2014

EXHIBIT A

RESOURCE AMERICA, INC.

OMNIBUS EQUITY COMPENSATION PLAN

Amended and Restated as of May 29, 2014

1.	Purposes

The purpose of the Plan is to provide designated (i) Employees of the Company and its Subsidiaries and (ii) Non-Employee Directors of the Company and its Subsidiaries, with the opportunity to receive grants of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. The Company believes that the Plan will encourage the Participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the Participants with those of the stockholders. The Plan has been amended and restated as of May 29, 2014, subject to stockholder approval of the Plan. The amended and restated Plan applies to all Grants made on or after May 29, 2014.

2.	Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

A. “Board” means the Company’s Board of Directors as constituted from time to time.

B. “Change of Control” means the first to occur of any of the following events:

i. Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

ii. The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company;

iii. The consummation of a tender offer or exchange offer for a majority of the voting power of the then outstanding shares of the Company; or

iv. After the date this Plan is approved by the stockholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

C. “Code” means the Internal Revenue Code of 1986, as amended.

D. “Committee” means (i) with respect to Grants to Employees, the Compensation Committee of the Board or its delegate or its successor, or such other committee appointed by the Board to administer the Plan or its delegate or its successor, and (ii) with respect to Grants made to Non-Employee Directors, the Board or its delegate. Notwithstanding the foregoing, with respect to Grants to Employees that are intended as “qualified performance-based compensation” (as defined under section 162(m) of the Code), as well as to Employees who are officers of the Company, the Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” (as defined under section 162(m) of the Code and related Treasury regulations) and “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act.

E. “Company” means Resource America, Inc., a Delaware corporation.

F. “Date of Grant” means the date a Grant is effective; provided, however, that no retroactive Grants will be made.

G. “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Shares or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Stock on a dividend payment date.

H. “Effective Date” of the amended and restated Plan means May 29, 2014, subject to approval by the stockholders of the Company.

I. “Employee” means an employee of an Employer (including an officer or director who is also an employee).

J. “Employer” means the Company and any Subsidiary.

K. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

L. “Fair Market Value” of Stock is, (i) if the Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Stock is a national securities exchange, the last reported sale price thereof during regular trading hours on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Stock on the relevant date, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines, or (ii) if the Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

M. “Grant” means an Option, SAR, Stock Unit, Performance Share, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

N. “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

O. “Incentive Stock Option” means a stock option that is intended to meet the requirements of section 422 of the Code, as described in Section 7.

P. “Non-Employee Director” means a member of the Board, or a member of the board of directors of a Subsidiary, who is not an employee of the Employer.

Q. “Nonqualified Stock Option” means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Section 7.

R. “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.

S. “Option Price” means an amount per share of Stock purchasable under an Option, as designated by the Committee.

T. “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12), as described in Section 13.

U. “Parent” means a “parent corporation,” as defined in section 424(e) of the Code, of the Company.

V. “Participant” means an Employee or Non-Employee Director designated by the Committee to participate in the Plan.

W. “Performance Shares” means an award of phantom shares, representing one or more shares of Stock, as described in Section 10.

X. “Plan” means this Resource America, Inc. Omnibus Equity Compensation Plan, as in effect from time to time.

Y. “Stock” means the common stock, par value $0.01, of the Company or such other securities of the Company as may be substituted for Stock pursuant to Sections 5(d) or 18.

Z. “SAR” means an award of a stock appreciation right, as described in Section 8.

AA. “Stock Award” means an award of Stock, as described in Section 11.

BB. “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.

CC. “Subsidiary” means any entity in which the Company has a greater than 50% ownership interest. For purposes of Sections 7(c), (d) and (h), “Subsidiary” shall mean a “subsidiary corporation,” as defined in section 424(f) of the Code, of the Company.

DD. “Successor Participant” means the personal representative or other person entitled to succeed to the rights of the Participant in accordance with Section 17.

3.	Administration

A. Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of employees of the Company appointed by the Committee.

B. Committee Authority. The Committee shall have the sole authority to (i) determine the Employees and Non-Employee Directors to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

C. Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

4.	Grants

Grants under the Plan may consist of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee in separate guidelines or to the individual in the Grant Instrument or an amendment to the guidelines or Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgment, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

5.	Shares of Stock Subject to the Plan

A. Shares Authorized. The total aggregate number of shares of Stock that may be issued or transferred under the Plan is 4,500,000 shares, subject to adjustment as described below. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by the Company on the open market for purposes of the Plan.

B. Share Counting. For administrative purposes, when the Committee makes a Grant payable in Stock, the Committee shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, or otherwise are not paid in full, the shares subject to such Grants which have not been issued shall again be available for purposes of the Plan. Shares of Stock withheld in payment of the Option Price of an Option or withheld for purposes of satisfying the Employer’s minimum tax withholding obligations with respect to Grants under the Plan shall not be available for re-issuance or transfer under the Plan. Upon the exercise of an Option through the withholding of shares or upon the exercise of a SAR, then both for purposes of calculating the number of shares of Stock remaining available for issuance under the Plan and the number of shares of Stock remaining available for exercise under the Option or SAR, the number of such shares shall be reduced by the gross number of shares for which the Option or SAR is exercised, and without regard to any cash settlement of a SAR. Except for SARs settled in cash, to the extent that any Grants are paid in cash and not shares of Stock, such Grants shall not count against the share limits in subsection (a) above. For the avoidance of doubt, if shares of Stock are repurchased on the open market with the proceeds of the exercise price of Options, such shares may not again be made available for issuance under the Plan.

C. Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be 500,000 shares, subject to adjustment as described below. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $200,000. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.

D. Adjustments. If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 18 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

6.	Eligibility for Participation

A. Eligible Persons. All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in the Plan.

B. Selection of Participants. The Committee shall select the Employees and Non-Employee Directors to receive Grants and shall determine the terms and conditions of the Grant and the number of shares of Stock subject to each Grant.

7.	Options

A. General Requirements. The Committee may grant Options to an Employee or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7.

B. Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of Options to Employees and Non-Employee Directors.

C. Type of Option and Price.

i. The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to Employees of the Company or its Parent or Subsidiaries. Nonqualified Stock Options may be granted to Employees and Non-Employee Directors.

ii. The Option Price shall be determined by the Committee and may be equal to or greater than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant.

D. Option Term. The Committee shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any Parent or Subsidiary, may not have a term that exceeds five years from the Date of Grant.

E. Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

F. Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing service to, the Employer. The Committee shall specify in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

G. Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by certified check, (ii) with the approval of the Committee, by withholding shares of Stock subject to the Option, by delivering shares of Stock owned by the Participant or by attestation (on a form prescribed by the Committee) to ownership of shares of Stock (in each case, such shares of Stock shall have an aggregate Fair Market Value on the date of exercise equal to the Option Price), (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made.

H. Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

8.	SARs

A. General Requirements. The Committee may grant SARs to any Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).

B. Terms of SARs. The Committee shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable. The term of SARs shall not exceed ten years.

C. Base Amount. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount shall not be less than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant.

D. Payment With Respect to SARs. The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

E. Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain SARs after termination of the Participant’s employment or service, and the circumstances under which SARs may be forfeited.

9.	Stock Units

A. General Requirements. The Committee may grant Stock Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 9. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on the Company’s records for purposes of the Plan.

B. Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

C. Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Grant Instrument shall specify the maximum number of shares that shall be paid under the Stock Units.

D. Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

10.	Performance Shares

A. General Requirements. The Committee may grant Performance Shares to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 10. Each Performance Share shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Shares shall be credited to accounts on the Company’s records for purposes of the Plan.

B. Terms of Performance Shares. The Committee shall establish the performance goals and other conditions for payment of Performance Shares. Performance Shares may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Performance Shares to be granted and the requirements applicable to such Performance Shares.

C. Payment With Respect to Performance Shares. Payment with respect to Performance Shares shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Committee shall establish in the Grant Instrument a target amount to be paid under a Performance Share based on achievement of the performance goals.

D. Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain Performance Shares after termination of the Participant’s employment or service, and the circumstances under which Performance Shares may be forfeited.

11.	Stock Awards

A. General Requirements. The Committee may issue or transfer shares of Stock to an Employee or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 11. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.

B. Number of Shares. The Committee shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.

C. Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

D. Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Committee may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.

E. Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines.

12.	Dividend Equivalents

A. General Requirements. When the Committee grants stock units or performance shares under the Plan, the Committee may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Committee deems appropriate under this Section 12. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Committee. All Dividend Equivalents that are not paid currently shall be credited to accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Participant, as determined by the Committee. Unless otherwise specified in the Grant Instrument, deferred Dividend Equivalents will not accrue interest. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Any Dividend Equivalents with respect to performance-based Grants shall vest and be paid only if and to the extent the underlying Grant vests and is paid, unless otherwise determined by the Committee. Dividends and Dividend Equivalents are not permitted on stock options or SARs. Dividend Equivalents may accrue on unearned performance awards but shall not be payable unless and until such performance metrics are met.

B. Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Committee.

13.	Other Stock-Based Awards

The Committee may grant other awards that are cash-based or based on, measured by or payable in Stock to Employees or Non-Employee Directors, on such terms and conditions as the Committee deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Instrument.

14.	Qualified Performance-Based Compensation

A. Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Section 14 shall apply to any such Grants that are to be considered “qualified performance-based compensation” under section 162(m) of the Code. To the extent that Grants of Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards designated as “qualified performance-based compensation” under section 162(m) of the Code are made, no such Grant may be made as an alternative to another Grant that is not designated as “qualified performance based compensation” but instead must be separate and apart from all other Grants made.

B. Performance Goals. When Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

C. Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: Stock price, earnings per share of Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, revenue growth, assets under management, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to the Participant’s business unit or the performance of the Company, a Subsidiary, or the Company and its Subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

D. Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

E. Certification of Results. The Committee shall certify and announce the results for the performance period to all Participants after the Company announces the Company’s financial results for the performance period. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Instrument.

F. Death, Disability or Other Circumstances. The Committee may provide in the Grant Instrument that Grants shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

15.	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for such deferrals. Any deferrals under the Plan shall be intended to comply with the requirements of section 409A of the Code, and any corresponding regulations and guidance.

16.	Withholding of Taxes

A. Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Participant or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

B. Election to Withhold Shares. If the Committee so permits, a Participant may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Committee may permit a Participant to satisfy such tax withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to the Company shares of Stock owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company. The elections described in this subsection (b) must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

17.	Transferability of Grants

A. In General. Except as provided in this Section 17, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of the Plan. A Successor Participant must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

B. Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide in a Grant Instrument that a Participant may transfer Nonqualified Stock Options to family members of the Participant, one or more trusts in which family members of the Participant have more than 50% of the beneficial interest, foundations in which family members of the Participant (or the Participant) control the management of assets, or any other entity in which family members of the Participant (or the Participant) own more than 50% of the voting interests, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

18.	Consequences of a Change of Control

A. Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

B. Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants: the Committee may (i) determine that outstanding Options and SARs shall accelerate and become exercisable, in whole or in part, upon the Change of Control or upon such other event as the Committee determines, (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part, upon the Change of Control or upon such other event as the Committee determines, (iii) determine that Participants holding Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards shall receive a payment in settlement of such Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards in an amount determined by the Committee, (iv) require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Stock, as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Stock subject to the Participant’s unexercised Options and SARs exceeds the Option Price of the Options or the base amount of SARs, as applicable, or (v) after giving Participants an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify. The Committee shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms (subject to any assumption pursuant to subsection (a)).

C. Committee. The Committee making the determinations under this Section 18 following a Change of Control must be comprised of the same members as those on the Committee immediately before the Change of Control.

19.	Requirements for Issuance of Shares

No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

20.	Amendment and Termination of the Plan

A. Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Instrument, or except as provided in Section 21(b) below.

B. No Repricing Without Stockholder Approval. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange or shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

C. Stockholder Approval for “Qualified Performance-Based Compensation.” If Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards are granted as “qualified performance-based compensation” under Section 14 above, the Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 14, if additional Grants are to be made under Section 14 and if required by section 162(m) of the Code or the regulations thereunder.

D. Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, which is May 29, 2024, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

21.	Miscellaneous

A. Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.

B. Compliance with Law.

i. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants comply with the applicable provisions of sections 162(m), 409A and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

ii. The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

iii. Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

C. Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

D. Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither the Company or any other Employer shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or any other Employer and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company or any other Employer. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

E. Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

F. No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

G. Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

H. Clawback Policy. All Grants under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board, as such policy may be in effect from time to time.

ANNUAL MEETING OF STOCKHOLDERS OF

RESOURCE AMERICA, INC.

May 29, 2014

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL

FOR THE MEETING TO BE HELD ON MAY 29, 2014:

The proxy statement and our 2013 Annual Report are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=73519&p=proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20230303003000000100 3	052914

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS.				2.	PROPOSAL TO ADOPT THE RESOURCE AMERICA, INC. AMENDED AND RESTATED OMNIBUS EQUITY COMPENSATION PLAN.	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ CARLOS C. CAMPBELL ¡ HERSH KOZLOV		3.	PROPOSAL TO APPROVE AN ADVISORY VOTE ON THE RESOURCE AMERICA, INC. 2013 COMPENSATION PLAN FOR ITS NAMED EXECUTIVE OFFICERS.	FOR	AGAINST	ABSTAIN
						☐	☐	☐
				4.	PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR RESOURCE AMERICA, INC. FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014	FOR ☐	AGAINST ☐	ABSTAIN ☐

				5.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.	FOR	AGAINST	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●						☐	☐	☐

This proxy, when properly executed, will be voted in the manner specified above by the named proxies. If no direction is made, this proxy will be voted FOR all nominees listed, FOR approval of the Amended and Restated Omnibus Equity Compensation Plan and FOR the ratification of Grant Thornton LLP for the fiscal year ending December 31, 2014. If you do not specify how you want to vote your shares on the advisory vote on the Resource America, Inc. 2013 compensation plan for its named executive officers and on the proposal concerning other business properly brought before the meeting, your votes will be counted as abstentions.

The undersigned hereby acknowledges receipt of the Resource America, Inc. Annual Report to Stockholders, Notice of the Resource America, Inc. Annual Meeting and the Proxy Statement relating thereto.

					MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

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RESOURCE AMERICA, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS OF RESOURCE AMERICA, INC.

The undersigned hereby constitutes and appoints Jonathan Z. Cohen and Michael S. Yecies, or either of them, as and for his proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Resource America, Inc. held of record by the undersigned on April 8, 2014, at the Annual Meeting of Stockholders of Resource America, Inc. to be held on Thursday, May 29, 2014 and at any and all adjournments thereof as follows:

(Continued and to be signed on the reverse side)

¢	14475 ¢